Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

UNIVERSITY HEALTH CARE PHARMACY, INC,

EACH OF THE SELLERS,

EACH OF THE BENEFICIAL OWNERS,

CANO HEALTH, INC.,

CANO HEALTH, LLC,

CANO PHARMACY, LLC,

CANO HEALTH OF WEST FLORIDA, LLC,

MARGARITA QUEVEDO,

AS SELLERS’ REPRESENTATIVE,

AND

SOLELY WITH RESPECT TO SECTION 6.4, MICHAEL QUEVEDO

DATED JUNE 11, 2021

THIS DRAFT AGREEMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE DULY AUTHORIZED AND APPROVED EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY HEREOF BY ALL SUCH PARTIES TO ALL OTHER PARTIES.

CANO AND ITS REPRESENTATIVES ARE IN THE PROCESS OF COMPLETING DILIGENCE, WHICH MAY RESULT IN CHANGES OR ADDITIONS TO THIS DRAFT AGREEMENT. AS SUCH, THIS DRAFT AGREEMENT REMAINS SUBJECT TO CANO’S FULL REVIEW AND COMMENT IN ALL RESPECTS. THE SELLERS AND THE BENEFICIAL OWNERS ARE IN THE PROCESS OF REVIEWING THIS AGREEMENT AND COMPILING THE SCHEDULES RELATED THERETO, WHICH MAY RESULT IN CHANGES OR ADDITIONS TO THIS DRAFT AGREEMENT. AS SUCH, THIS DRAFT AGREEMENT REMAINS SUBJECT TO THE SELLERS’ AND THE BENEFICIAL OWNERS’ FULL REVIEW AND COMMENT IN ALL RESPECTS.

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Table of Contents

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Table of Contents

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INDEX OF EXHIBITS AND APPENDICES

Exhibit A	–	Form of Lock-Up Agreement

Exhibit B	–	Employment Agreements

Exhibit C	–	[Reserved]

Exhibit D	–	Bill of Sale

Exhibit E	–	TSA

Appendix I	–	Allocation Schedule

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made as of June 11, 2021, by and among: (i) University Pharmacy (as defined herein), (ii) each Seller (as defined herein), (iii) each Beneficial Owner (as defined herein), (iv) Cano Health, LLC, a Florida limited liability company (“Cano Health”), Cano Pharmacy, LLC, a Florida limited liability company (“Cano Pharmacy”), Cano Health of West Florida, LLC, a Florida limited liability company (“Cano MSO”) and Cano Health, Inc., a Delaware corporation (“CHI” and together with Cano Health, Cano Pharmacy and Cano MSO, each, a “Buyer” and collectively, the “Buyers”), (v) Margarita Quevedo in her capacity as Sellers’ Representative (“Sellers’ Representative”), and (vi) solely with respect to Section 6.4, Michael Quevedo. University Pharmacy, the Sellers, the Beneficial Owners, Buyers, and Sellers’ Representative are referred to collectively herein as the “Parties” and each individually as a “Party.”

WHEREAS, as of immediately prior to the Reorganization (as defined below), Margarita Quevedo owns 100% of the issued and outstanding Equity Interests of University Pharmacy (the “Pharmacy Securities”);

WHEREAS, prior to the Closing, Margarita Quevedo formed Uni-Script Pharmacy, Inc., a Florida corporation (the “Pharmacy Seller”) and contributed 100% of the Pharmacy Securities to the Pharmacy Seller in exchange for 100% of the issued and outstanding Equity Interests of the Pharmacy Seller (such contribution and exchange, collectively, the “Contribution”);

WHEREAS, immediately following, but on the same day as the Contribution, the Pharmacy Seller filed an election, effective as of the date of filing, to cause University Pharmacy to be treated as a qualified Subchapter S subsidiary as of the date of the Contribution for U.S. federal and all applicable state income Tax purposes (the “Q-Sub Election”), with the Contribution and the Q-Sub Election together intended to qualify as a reorganization under Revenue Ruling 2008-18 and Section 368(a)(1)(F) of the Code;

WHEREAS, at least one day following the Contribution, University Pharmacy filed a certificate of conversion in the state of Florida to effect a conversion from a corporation to a limited liability company (the “Conversion” and, together with the Contribution and the Q-Sub Election, the “Reorganization”);

WHEREAS, following the Reorganization, the Pharmacy Seller owns 100% of the issued and outstanding Pharmacy Securities;

WHEREAS, at the Closing, the Pharmacy Seller shall sell to Cano Pharmacy, and Cano Pharmacy shall purchase from the Pharmacy Seller, the Pharmacy Securities, pursuant to the terms and subject to the conditions (including any applicable adjustments) set forth herein in exchange for a portion of the Closing Cash Purchase Price in accordance with the Allocation Schedule (the “Equity Purchase”);

WHEREAS, at the Closing, the Equity Consideration Asset Sellers shall sell to CHI, and CHI shall purchase and assume from the Equity Consideration Asset Sellers, substantially all of the assets and liabilities of the Equity Consideration Asset Sellers (the “Equity Consideration Purchased Assets”) in exchange for the Equity Consideration Shares issued at the Per Share Issuance Price in an aggregate amount equal to $60,000,000 (the “Equity Consideration”), pursuant to the terms and subject to the conditions set forth herein (the “Equity Consideration Reorganization”) in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

WHEREAS, immediately following the Equity Consideration Reorganization, CHI shall contribute the Equity Consideration Purchased Assets to Primary Care (ITC) Intermediate Holdings, LLC (“Intermediate”), immediately after which Intermediate shall contribute the Equity Consideration Purchased Assets to Cano Health;

WHEREAS, at the Closing, (i) the Cash Consideration Primary Care Asset Sellers shall sell to Cano Health, and Cano Health shall purchase and assume from the Cash Consideration Primary Care Asset Sellers, substantially all of the assets and liabilities of the Cash Consideration Primary Care Asset Sellers and (ii) the Cash Consideration MSO Asset Seller shall sell to Cano MSO, and Cano MSO shall purchase and assume from the Cash Consideration MSO Asset Seller, substantially all of the assets and liabilities of the Cash Consideration MSO Asset Seller, in each case in exchange for the remainder of the Closing Cash Purchase Price not allocated to the Equity Purchase, pursuant to the terms and subject to the conditions set forth herein and in accordance with the Allocation Schedule;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a further inducement to Buyers to enter into this Agreement, each of the Equity Consideration Asset Sellers who receives Equity Consideration Shares is entering into a lock-up agreement with CHI in the form attached hereto as Exhibit A (each, a “Lock-Up Agreement”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a further inducement to Buyers to enter into this Agreement, each of Michael Quevedo and Felix Quevedo Jr. is entering into an employment agreement with Cano Health, attached hereto as Exhibit B (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions . For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Affiliated Vehicle Leases” means each of the vehicles leases with Kentucky Avenue Holdings, LLC set forth on Schedule 3.20.

“Ancillary Agreements” means each of the documents and instruments executed and delivered in connection with this Agreement, including the Employment Agreements and the TSA.

“Asset Buyers” means, collectively, Cano Health, Cano MSO and CHI.

“Asset Sellers” means, collectively, each of the Equity Consideration Asset Sellers, each of the Cash Consideration Primary Care Asset Sellers and the Cash Consideration MSO Asset Sellers.

“Beneficial Owners” means collectively the following (and each, a “Beneficial Owner”):

(i) Margarita Quevedo;

(ii) MARGARITA QUEVEDO TRUST DATED DECEMBER 30, 2014;

(iii) PATRICIA QUEVEDO 2014 IRREVOCABLE DYNASTY TRUST;

(iv) FELIX R. QUEVEDO 2014 IRREVOCABLE DYNASTY TRUST;

(v) ALEXANDER QUEVEDO 2014 IRREVOCABLE DYNASTY TRUST;

(vi) ILEANA MCAULIFF 2014 IRREVOCABLE DYNASTY TRUST;

(vii) MICHAEL QUEVEDO 2014 IRREVOCABLE DYNASTY TRUST;

(viii) GABRIEL QUEVEDO 2014 IRREVOCABLE DYNASTY TRUST;

(ix) FELIX QUEVEDO TRUST DATED DECEMBER 30, 2014; and

(x) UHC Holdings, Inc., a Florida corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Florida.

“Buyer Deductible” means an amount equal to $3,000,000.

“Buyer Material Adverse Effect” means any change, condition, fact, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business or results of operations of CHI, Cano Health and Cano Pharmacy taken as a whole, or (b) the ability of CHI, Cano Health and Cano Pharmacy to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed in itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or could reasonably be expected to be, except to the extent any of the following shall have a disproportionate effect on CHI, Cano Health and Cano Pharmacy taken as a whole, as compared to other participants in the industry in which the CHI, Cano Health or Cano Pharmacy respectively operate, a Buyer Material Adverse Effect: (i) business, regulatory or other conditions that generally affect the sector in which CHI, Cano Health or Cano Pharmacy respectively operate; (ii) general economic conditions, including changes in the credit, debt or financial capital markets, securities markets, currency markets or other financial markets, in each case, in the United States or anywhere else in the world; (iii) any changes in, or actions required to be taken under, applicable Laws or GAAP; (iv) any global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (v) any hurricane, earthquake, flood, tsunami, tornado, mudslide, wild fire or other natural disaster and other force majeure events in the United States or any other country or region in the world; and (vi) any virus, epidemic or pandemic, including COVID-19.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020 (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Authority with respect thereto (including the U.S. Small Business Administration (the “Small Business Administration”)), and any successor statute (including for the avoidance of doubt the Consolidated Appropriations Act of 2021, P.L. 116-260), in each case as in effect from time to time.

“Cash and Cash Equivalents” means, as of any date, all cash, cash equivalents (including unrestricted marketable securities and short-term investments) and cash deposits of the Companies (whether on hand at the Companies or in bank accounts of the Companies), increased by amounts resulting from the clearance of checks, Automated Clearing House transactions or other instruments or transfers deposited in or made or transferred to any Company’s bank accounts as of such date (whether or not such clearance occurs before, on or after such date), net of any outstanding checks delivered by the Companies to any third party that have not been cashed as of the Closing Date and excluding to the extent otherwise included in the amounts above any cash which is not freely usable and available to the Companies because such cash is subject to restrictions or limitations on use or distribution (other than uncleared amounts set forth above).

“Cash Consideration Asset Sellers” means, collectively, each of the Cash Consideration Primary Care Asset Sellers and the Cash Consideration MSO Asset Seller.

“Cash Consideration MSO Asset Seller” means the following Company: University Health Care MSO, Inc.

“Cash Consideration Primary Care Asset Sellers” means, collectively, each of the following Companies:

(i) Doctors Group Management, Inc.;

(ii) University Health Care, Inc.; and

(iv) Century Physicians Group, LLC.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

“CHI Shares” means shares of Class A common stock of CHI.

“CHI Share Price” shall mean, for any Trading Day, the closing price for one CHI Share, which shall be the last sale price, or in the case where no such sale takes place on such Trading Day, the average of the closing bid and ask prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or other market on which CHI Shares are listed or admitted to trading; or, if on any such Trading Day no bids are quoted by any such organization, the closing bid and ask prices for the last date reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or other market on which CHI Shares are listed or admitted to trading.

“Closing Cash Purchase Price” means an amount equal to: (a) $540,000,000, plus (b) the Closing Add On Acquisition Amount, plus (c) any Cash and Cash Equivalents as of immediately prior to the Closing, plus (d) the Tax Gross-up Amount, minus (e) the amount of Indebtedness of the Asset Sellers paid by Buyers pursuant to Section 2.5(a), minus (f) the amount of Indebtedness of University Pharmacy outstanding as of immediately prior to the Closing, minus (g) the amount of Transaction Expenses paid by Buyers pursuant to Section 2.5(b).

“Companies” means collectively the following (and each, a “Company”):

(i) Doctors Group Management, Inc., a Florida corporation;

(ii) University Health Care, Inc., a Florida corporation;

(iii) University Health Care Westchester Inc, a Florida corporation;

(iv) University Health Care West Kendall, Inc., a Florida corporation;

(v) University Pharmacy;

(vi) University Health Care North Shore, Inc., a Florida corporation;

(vii) University Health Care MSO, Inc., a Florida corporation;

(viii) University Health Care Homestead, Inc., a Florida corporation;

(ix) University Health Care Hialeah Inc, a Florida corporation;

(x) University Health Care Flagler, Inc., a Florida corporation;

(xi) University Health Care East Hialeah, Inc., a Florida corporation;

(xii) University Health Care Coral Gables, Inc., a Florida corporation;

(xiii) Century Health Care, Inc., a Florida corporation;

(xiv) University Health Care Miami Lakes, Inc., a Florida corporation;

(xv) University Health Care Bird Road, Inc., a Florida corporation;

(xvi) University Health Care Kendall, Inc., a Florida corporation;

(xvii) University Health Care Lauderdale, Inc., a Florida corporation;

(xviii) DGM Medical Center Margate, Inc., a Florida corporation; and

(xix) Century Physicians Group, LLC, a Florida limited liability company.

“Company Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, (b) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which any Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of any Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Company, used or held for use by any Company or that was developed by or for any Company. “Company Intellectual Property” includes Company Patents, Company Marks, and Company Copyrights.

“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the business of any Company as previously conducted, as currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means any change, condition, fact, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Companies taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed in itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or could reasonably be expected to be, except to the extent any of the following shall have a disproportionate effect on the Companies taken as a whole, as compared to other participants in the industry in which the Companies respectively operate, a Company Material Adverse Effect: (i) business, regulatory or other conditions that generally affect the sector in which the Companies respectively operate; (ii) general economic conditions, including changes in the credit, debt or financial capital markets, securities markets, currency markets or other financial markets, in each case, in the United States or anywhere else in the world; (iii) any changes in, or actions required to be taken under, applicable Laws or GAAP; (iv) any global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (v) any hurricane, earthquake, flood, tsunami, tornado, mudslide, wild fire or other natural disaster and other force majeure events in the United States or any other country or region in the world; and (vi) any virus, epidemic or pandemic, including COVID-19.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which any Company is a party or by which any Company’s assets are bound.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions, intensification, resurgence or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, sequester or other applicable Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, as well as any shut down, closure, workforce reduction, layoff, furlough instituted in connection with or in response to COVID-19.

“Dental Assets” means any assets, rights and properties of every kind or nature owned, leased, licensed or otherwise held by any of the Assets Sellers that are solely used in or solely relate to the practice of dentistry.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedules attached hereto and incorporated by reference herein, dated as of the date hereof, delivered by the Companies and the Beneficial Owners to Buyers in connection with this Agreement.

“Downstream MSO Contracts” means Contracts in effect between a Company, on the one hand, and a physician or physician practice, on the other hand, pursuant to which such physician or physician practice contracts for the Companies’ services as a management services organization.

“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all Contracts, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substances or hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“Equity Consideration Asset Sellers” means collectively the following (and each, an “Equity Consideration Asset Seller”):

(i) University Health Care Westchester Inc, a Florida corporation;

(ii) University Health Care West Kendall, Inc., a Florida corporation;

(iii) University Health Care North Shore, Inc., a Florida corporation;

(iv) University Health Care Homestead, Inc., a Florida corporation;

(v) University Health Care Hialeah Inc, a Florida corporation;

(vi) University Health Care Flagler, Inc., a Florida corporation;

(vii) University Health Care East Hialeah, Inc., a Florida corporation;

(viii) University Health Care Coral Gables, Inc., a Florida corporation;

(ix) Century Health Care, Inc., a Florida corporation;

(x) University Health Care Miami Lakes, Inc., a Florida corporation;

(xi) University Health Care Bird Road, Inc., a Florida corporation;

(xii) University Health Care Kendall, Inc., a Florida corporation;

(xiii) University Health Care Lauderdale, Inc., a Florida corporation; and

(xiv) DGM Medical Center Margate, Inc., a Florida corporation.

“Equity Consideration Owners” means UHC Holdings, Inc., a Florida corporation, and Century Health Care, Inc., a Florida corporation (and each, an “Equity Consideration Owner”).

“Equity Consideration Shares” means the aggregate CHI Shares issued to the Equity Consideration Asset Sellers, at a per share price equal to the Per Share Issuance Price, as Equity Consideration hereunder.

“Equity Consideration Share Percentage Interest” means for any Equity Consideration Owner, the percentage of the total Equity Consideration Shares that are issued to such Equity Consideration Owner at the Closing.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar equity interest (however designated) in such Person and (b) any option, warrant, call, right (including purchase rights, conversion rights, exchange rights, preemptive rights, co-sale rights, rights of first refusal and similar rights) or other Contract which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Company.

“Federal Health Care Program” means all health benefit programs that are sponsored by a federal Governmental Authority and that any of the Companies participate in, whether pursuant to one or more Contracts with the applicable Governmental Authority or otherwise, including “Federal health care programs” as defined by 42 U.S.C. § 1320a-7b(f), Medicaid, Medicare, Medicare Advantage and TRICARE.

“Fraud” means an act, committed by a Party hereto, with intent to deceive another Party hereto and requires (1) a false representation of material fact made in Section 3 or Section 4 (in the case of University Pharmacy, the Sellers or the Beneficial Owners) or Section 5 (in the case of the Buyers); (2) with actual knowledge that such representation is false; (3) with an intention to induce the Party(ies) to whom such representation is made to act or refrain from acting in reliance upon it; (4) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (5) causing such Party to suffer loss or damages by reason of such reliance; provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” means United States generally accepted accounting principles in effect at the date of preparation of the relevant document or statement or at the date of relevant analysis (as applicable), consistently applied throughout the periods involved.

“Governmental Authority” means any federal, state or local governmental department, commission, board, bureau, administrative or regulatory agency, or instrumentality, or any political subdivision thereof, or any court or commission of the foregoing or any arbitrator, mediator in binding mediation or similar dispute resolution party with binding effect.

“Government Health Care Program” means any Federal Health Care Program or any other health benefit program sponsored by a Governmental Authority in which any of the Companies participate.

“Hazardous Substance” means (a) substances that are defined or listed, in, or otherwise regulated pursuant to any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (g) infectious waste.

“Health and Welfare Laws” means, to the extent applicable to a particular Person, all Laws relating to the provision of health care services, including clinical primary care services, dental services, optical services, massage services, management service organizations, patient health information, patient abuse, the quality and medical necessity of medical care, rate setting, equipment, personnel, corporate practice of medicine, health care providers, participation in government programs, the practice of medicine, rehabilitation, or therapy, professional licensure, pharmacology and the securing, administering and dispensing of drugs, devices, medicines and controlled substances, medical documentation, physician orders, medical or clinical record retention, laboratory services, research, unprofessional conduct, corporate practice of medicine, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, privacy and security, patient confidentiality, informed consent, the hiring of employees or acquisition of services or supplies from Persons debarred, suspended or excluded from participation in Governmental Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of the Companies’ services, the licensure, certification, or qualification of a Company and any of its Subsidiaries related to healthcare operations or any healthcare assets, healthcare operational, healthcare regulatory and healthcare compliance matters of any Company, Government Health Care Program conditions of participation, and the provision of and payment for healthcare services provided by any Company and any of its Subsidiaries including: (a) all federal, state, and local health care-related kickback, self-referral, fraud and abuse and patient inducement Laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), the federal civil False Claims Act (31 U.S.C. §3729 et seq.), the federal criminal False Claims Act (18 U.S.C. §287), the Florida False Claims Act (Fla. Stat. § 68.081), the Florida Patient Brokering Act (Fla. Stat. § 817.505) and Florida Medicaid Antikickback Statute (Fla. Stat. § 409.920(2)(a)(5)), the Florida Medicaid Provider Fraud Statute (Fla. Stat. § 409.920), the federal Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), the federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the federal Exclusion Law (42 U.S.C. §1320a-7, 42 U.S.C. §1320a-7k(d)), the federal Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. §220), the Stark Law (42 U.S.C. §1395nn, 42 C.F.R. §§411.350 et seq.), the federal Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the federal Public Contracts Anti-Kickback Law (41 U.S.C. §§8701 et seq.), the federal Bribery Statute (18 U.S.C. §666), the federal Health Care Fraud Statute (18 U.S.C. §1347), the federal Controlled Substances Act (21 U.S.C. §801), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), the Food, Drug and Cosmetic Act of 1938, the Prescription Drug Marketing Act of 1987, the Clinical Laboratory Improvement Act (42 U.S.C. §263a, et seq.), and the regulations promulgated pursuant to such statutes; (b) HIPAA (42 U.S.C. §1320d et seq.), and other federal and state Laws governing information security and patient confidentiality and privacy, and the regulations promulgated thereunder; (c) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) or other Government Health Care Program, and the regulations promulgated thereunder; (d) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, and the regulations promulgated thereunder; (e) applicable Laws regarding the professional standards of healthcare professionals; (f) Laws relating to fee splitting, anti-kickback, professional conduct, licensure, conflicts of interest, or the corporate practice of a learned profession or licensed healthcare profession; or the employment or contracting of such professionals; (g) any state requirements for business corporations or professional corporations or associations that provide medical services or practice medicine or related learned healthcare professions; (h) any Laws pertaining to standards of professional conduct, relating to the Business of any Company and any of its Subsidiaries; (i) applicable Laws governing participation in Governmental Health Care Programs; any Laws pertaining to licensing, certification, accreditation and any other requirements relating to the provision of health care services or the billing, submission, or collection of claims or payments in connection with, any and all of the foregoing, by any Company and any of its Subsidiaries, and or any rule of a Payment Program; (j) all implementing regulations, rules, ordinances, and orders related to any of the foregoing; (k) all federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (l) any other federal or state Law relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement or payment for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program; (m) the Lanterman Developmental Disabilities Services Act; and (n) any and all other applicable health care Laws, each of (a) through (n) as may be amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and all Laws promulgated pursuant thereto or in connection therewith, including but not limited to the HIPAA Privacy Rule (45 C.F.R. § 164.500 et seq.).

“Indebtedness” means, with respect to the Companies, all outstanding obligations of the Companies at the Closing in respect of, without duplication: (a) all indebtedness for borrowed money; (b) any obligations evidenced by any note, bond (other than surety bonds, fidelity bonds or performance bonds), debenture or other similar instruments (other than letters of credit); (c) letters of credit, bankers’ acceptance or similar obligations or instruments, including any surety bonds, fidelity bonds or performance bonds, but in each case of this clause (c), only to the extent drawn upon; (d) capitalized leases under GAAP; (e) [reserved], (f) the deferred purchase price of property or services, including earn-outs, holdbacks, royalties and similar deferred payment obligations (other than trade payables and accrued liabilities incurred in the ordinary course of business); (g) reserved; (h) reserved; (i) reserved; (j) all accrued but unpaid management bonuses and any severance payable to any former employee of any Company (together with the employer portion of any payroll or employment Taxes associated with the foregoing (including any such Taxes on the foregoing deferred pursuant to the CARES Act)); (k) any amounts arising out of interest rate and currency swap and hedging arrangements; (l) reserved; (m) any payables related to Affiliate Transactions (including without limitation any management fees payable to the Sellers or Beneficial Owners other than those payable pursuant to an arrangement entered into as a direct result of their being engaged as an employee, officer, director or manager of a Company reflecting fair market, arms’-length terms); (n) any obligation of another Person which is secured by a Lien (other than licenses or leases or the McKesson Lien) on any property or asset of the Companies (whether or not such obligations are assumed by such Person); (o) reserved; (p) all guarantees provided by the Companies in respect of the Indebtedness or obligations referred to in the foregoing clauses (a) through (o); and (q) all accrued and unpaid interest on and any prepayment premiums, penalties, “make whole amounts,” consent or other fees, breakage costs or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, but only to the extent such amounts in this clause (q) are actually paid or payable in connection with prepayment of such obligations at the Closing; provided however that Indebtedness shall not include (i) Liabilities for Taxes except to the extent expressly provided in clause (j) above in this definition, (ii) any Transaction Expenses, (iii) any item that would constitute Indebtedness solely between or among the Companies and/or (iv) operating leases.

“Indemnified Taxes” means: (a) Taxes of any Asset Seller (including Taxes for which any Asset Seller is liable) with respect to any taxable period; (b) Taxes of University Pharmacy (including Taxes for which University Pharmacy is liable) with respect to any Pre-Closing Tax Periods (including, for the avoidance of doubt, the portion of any Straddle Period ending on or before the Closing Date as determined pursuant to Section 6.3(g)); (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Asset Seller (or any predecessor thereof) is or was a member at any time, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (d) Taxes of any member of an affiliated, consolidated, combined or unitary group of which University

Pharmacy (or any predecessor thereof) is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (e) employment Taxes (including withholding Taxes) required to be paid or collected with respect to any payments specifically contemplated by this Agreement in connection with the Closing; or (f) Taxes that the Companies have elected to defer pursuant to the CARES Act or IRS Notice 2020-65 (or any similar provision of federal, state, local or non-U.S. Law), except to the extent the amount of any such Taxes was included in the calculation of Indebtedness or Transaction Expenses.

“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents, patent applications of any kind and patent rights (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works (including all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (e) rights of publicity and privacy and data protection rights; and (f) any and all other intellectual property rights and/or proprietary rights recognized by Law.

“IT Assets” means software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Companies,” “to the Companies’ Knowledge” and words and phrases of similar import mean the actual knowledge, after reasonable inquiry, of any Company, any Seller, any Beneficial Owner or any of Margarita Quevedo, Michael Quevedo, Felix Quevedo Jr. and Sal Castaner.

“Law” means, to the extent applicable to a particular Person, any federal, national, state, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law and Health and Welfare Laws), or any rule, mandatory policy, or manual requirement of a Payment Program or industry self-regulatory organization.

“Leased Real Property” means the real property leased, subleased or licensed by any Company as tenant, subtenant, licensee or other similar party together with, to the extent leased, licensed or owned by any Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of any Company located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Letter of Intent” means that certain letter, dated February 10, 2021, by and among the Companies, Buyers and Sellers.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, claim, security interest, deeds of trust, bailment (in the nature of a pledge or for purposes of security), encroachments, licenses, leases, options, right of first refusal or first offer, right of way, easement, servitude, encumbrance or other transfer restrictions or securities interests of any kind in respect of such asset.

“Losses” (collectively) or “Loss” (individually) means all damages (including amounts paid in settlement in accordance with the provisions of this Agreement), losses, obligations, Liabilities, deficiencies, costs (including court costs, reasonable fees of accountants and other experts and reasonable attorneys’ fees, whether in respect of a third party claim or dispute between the Parties), Taxes, penalties, fines, fees, judgments, assessments, interest, monetary sanctions and expenses incurred by an Indemnified Party, including out-of-pocket expenses incident to investigating, responding to or defending any action or default, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, but, in each case, excluding punitive and exemplary damages (unless such punitive or exemplary damages are actually paid to a third party (including a Governmental Authority, but excluding an Affiliate of any Party)).

“Marks” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“McKesson Lien” means that certain Lien placed on certain assets of University Pharmacy by McKesson Corporation pursuant to State of Florida Uniform Commercial Code Financing Statement Form, File Number 201308476343 as continued pursuant to UCC Financing Statement Amendment, File Number 201803806301.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future beneficiaries, controlling Persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future beneficiaries, controlling Persons, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing), in each case serving in such capacity, provided however that, for the avoidance of doubt, such Persons shall not be considered a Non-Recourse Party to the extent such Person is a Party to this Agreement as a Seller or a Beneficial Owner and to the extent this Agreement allows recovery against such Person.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

“Pandemic Funding” means the CARES Act, Medicare Accelerated and Advance Payment Programs, Provider Relief Funds, and any other COVID-19 or pandemic related funding, stimulus, advance, deferral or loan program, including the PPP Loans.

“Patents” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“Payment Program” means any Government Health Care Program and any health benefit program that is sponsored by any non-governmental Payor, state health care program, private insurer, health maintenance organization, preferred provider organization, other prepaid plan, health care service plan or other third party Payor to which any of the Companies submits claims for payment or reimbursement.

“Payor” means a private entity, whether an employer, third party administrator or insurer/managed care plan or Governmental Authority that pays, or is responsible for paying for diagnosis or treatment furnished to a patient on the basis of a contractual relationship with the patient or a member of his or her family, employment benefit or on the basis of the patient’s eligibility for federal, state, or local governmental benefits.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, registration, qualification, accreditation, privilege, immunity, certificate or other similar authorization (including any license to operate a facility within or outside of the State of Florida, DEA certification, Medicare, Medicaid and other provider numbers) issued by, or otherwise granted by, any Governmental Authority, professional accreditation organization, professional standards setting organization or any other similar body, in each case to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” means (i) minor imperfections in title, restrictions, easements of record, rights of way and encumbrances on any real property and which are not, individually or in the aggregate, material in amount or do not or are not reasonably likely to materially detract from the value, use, occupancy or marketability of, or materially impair or interfere with the existing use of, the property affected by such encumbrances or imperfections; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the applicable Company in accordance with GAAP; (iii) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising or incurred in the ordinary course of business and for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records of the Companies in accordance with GAAP; (iv) Liens securing Indebtedness as disclosed in the Disclosure Schedules; (v) non-exclusive licenses of Intellectual Property, and (vi) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation for amounts which are not yet due and payable and for which adequate reserves have been established on the books and records of the Companies in accordance with GAAP.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“Personal Information” means any information related to a natural individual that may be used, alone or in combination with other information, to identify such individual, along with any other information that constitutes personal data or personal information under any applicable Law.

“Per Share Issuance Price” means the average (arithmetic mean) CHI Share Price during the five (5) consecutive Trading Days preceding the date hereof.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Principal Equityholders” means, collectively, Margarita Quevedo, FELIX QUEVEDO TRUST DATED DECEMBER 30, 2014 and MARGARITA QUEVEDO TRUST DATED DECEMBER 30, 2014 (and each, a “Principal Equityholder”).

“Privacy Laws” means all Laws and industry self-regulatory programs concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure and/or disposal of Personal Information including state consumer protection Laws, state breach notification Laws, state social security number protection Laws, HIPAA, the California Consumer Privacy Act of 2018, the California Confidentiality of Medical Information Act, the Federal Trade Commission Act, the federal Privacy Act of 1974, the Telephone Consumer Protection Act, the CAN-SPAM Act, the Fair Credit Reporting Act and its state law equivalents, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Massachusetts Data Security Regulations (201 CMR 17.00 et seq.) each as amended from time to time, as well as the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, the Payment Card Industry Data Security Standard and all other requirements of the payment card brands and any state or federal Law or regulation or industry standard binding upon the Companies the purpose of which is to protect the privacy and/or security of Personal Information.

“Professional” means any Person employed by, acting as an independent contractor or otherwise performing services, whether or not pursuant to a contract, for any Company who is required under applicable Laws to hold a Permit in order to provide services or exercise his or her profession, including licensed healthcare providers.

“Pro Rata Share” means, with respect to each Seller, the percentage listed next to such Seller’s name on the Allocation Schedule.

“Release” shall have the meaning set forth in CERCLA.

“R&W Policy” means the representation and warranty insurance policy obtained by Buyers or their Affiliates in connection with the transactions contemplated by this Agreement.

“Sellers” means collectively the following (and each, a “Seller”):

(i) each of the Equity Consideration Asset Sellers;

(ii) each of the Cash Consideration Primary Care Asset Sellers;

(iii) the Cash Consideration MSO Asset Seller; and

(iv) the Pharmacy Seller.

“Seller Deductible” means an amount equal to $2,400,000.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by the pertinent Person.

“Tax” or “Taxes” means, without limitation, any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, imputed underpayment, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, fee, duty or charge of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Gross-up Amount” means an amount equal to $1,519,477.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment, collection or payment of Taxes of any party or the administration, implementation or enforcement of or compliance with any laws, regulations or administrative requirements relating to any Taxes.

“Three Party Agreements” means those Contracts in effect between (i) a Company, (ii) a physician or physician practice that is a party to a Downstream MSO Contract and (iii) a Payor pursuant to which the physician or physician practice that is a party to a Downstream MSO Contract is eligible for payment from the Payor for services provided to members of such Payor, in each case on forms substantially similar to those provided to Buyers by the Asset Sellers.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” contained in this Section 1.1.

“Trading Day” means a business day on which the New York Stock Exchange is open for trading.

“Transaction Expenses” means, without duplication, the following which have been both incurred and not paid at or prior to the Closing: (a) any fees, costs, expenses or other amounts incurred by any Company or any Beneficial Owner in connection with the negotiation of the Letter of Intent, this Agreement, performance of such Person’s and its pre-Closing Affiliates’ obligations hereunder and thereunder, including the Reorganization and the consummation of the transactions contemplated hereby and thereby, including fees, costs and expenses of attorneys, auditors, brokers, investment bankers, and any other third party advisors of such Persons; (b) any change-of-control, retention, severance or similar payment required to be made to current or former directors, employees and other service providers of the Companies due to, in whole or in part, by the transactions contemplated by this Agreement and any payment under deferred compensation plans, phantom stock plans, severance or bonus plans of any Company made payable in whole or in part as a result of the transactions contemplated by this Agreement; (c) the employer portion of any payroll Taxes associated with the foregoing payments in clause (b) for which any Company is liable (including any such Taxes deferred pursuant to the CARES Act); (d) fifty percent (50%) of the total premium, underwriting costs, brokerage commissions, taxes, and other fees and expenses of the R&W Policy or (e) that portion of any other fees, costs, expenses or other amounts which the Companies are required by a Contract to pay due to the consummation of the transactions contemplated by this Agreement (which for the avoidance of doubt, shall not include any fees, costs or expenses incurred or to be incurred in seeking or obtaining any consents or novations or giving any notices required pursuant to any Contracts or Permits due to the consummation of the transactions contemplated by this Agreement); provided however that Transaction Expenses shall not include any item (or the amounts related thereto) included in Indebtedness.

“UHC Equity Consideration Asset Sellers” means collectively the following (and each, a “UHC Equity Consideration Asset Seller”):

(i) University Health Care Westchester Inc, a Florida corporation;

(ii) University Health Care West Kendall, Inc., a Florida corporation;

(iii) University Health Care North Shore, Inc., a Florida corporation;

(iv) University Health Care Homestead, Inc., a Florida corporation;

(v) University Health Care Hialeah Inc, a Florida corporation;

(vi) University Health Care Flagler, Inc., a Florida corporation;

(vii) University Health Care East Hialeah, Inc., a Florida corporation;

(viii) University Health Care Coral Gables, Inc., a Florida corporation;

(ix) University Health Care Miami Lakes, Inc., a Florida corporation;

(x) University Health Care Bird Road, Inc., a Florida corporation;

(xi) University Health Care Kendall, Inc., a Florida corporation;

(xii) University Health Care Lauderdale, Inc., a Florida corporation; and

(xiii) DGM Medical Center Margate, Inc., a Florida corporation

“University Pharmacy” means University Health Care Pharmacy, Inc, a Florida corporation (and, following the Conversion, the limited liability company resulting from such Conversion).

1.2 Other Definitions . Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section

Accountants	6.3(c)(i)
Additional Gross-up Amount	6.3(i)
Additional Taxes	6.3(i)
Adjusted Add On Target Amount	2.7(b)(i)
Affiliate Transactions	3.20
Agreement	Preamble
Allocation	6.2(b)
Allocation Schedule	2.5(c)
Anti-Kickback Statute	3.27(e)
Applicable Limitation Date	7.1(a)
Asset Purchase	2.1(c)

Term	Section

Assumed Liabilities	2.2(a)
Base Balance Sheet	3.5(a)
Base Balance Sheet Date	3.5(a)
Bill of Sale	2.4(a)(iii)
Business	6.4(a)
Buyer	Preamble
Buyer Beneficiary Accounts	6.7
Buyer Indemnified Party	7.2(a)
Buyer Prepared Returns	6.3(c)(ii)
Cano Health	Preamble
Cano Pharmacy	Preamble
Cash Consideration	Recitals
Causes of Action	9.16
CHI	Preamble
CHI SEC Reports	5.6
Claim Notice	7.2(e)
Closing	2.3
Closing Date	2.3
Code	Recitals
Company Contracts	3.10(b)
Company Copyrights	3.11(a)
Company Marks	3.11(a)
Company Patents	3.11(a)
Company Payment Programs	3.27(g)
Company Securities	3.4(a)
Confidential Information	6.1
Contingent Workers	3.16(a)
Continuing Personnel	6.8(a)
Contribution	Recitals
Conversion	Recitals
Dispute Statement	7.2(e)
DOC	3.24(a)
DOS	3.24(a)
DOT	3.24(a)
Employment Agreements	Recitals
Equity Purchase	Recitals
Equity Consideration	Recitals
Equity Consideration Reorganization	Recitals
Excluded Assets	2.1(d)
Excluded Liabilities	2.2(b)
Financial Statements	3.5(a)
Forfeited Indemnity Shares	7.2(b)(iii)
Forfeit Notice	7.2(c)(iii)
HSR Act	3.3
Indemnified Party	7.2(e)(i)
Indemnifying Party	7.2(e)(i)
Indemnity Payment Amount	7.2(c)(iii)
Individual Equityholder Cap	7.2(c)(v)(2)
Information Security Reviews	3.14(c)

Term	Section

Initial Add On Target Amount	2.7(b)(i)
Insiders	3.20
Leases	3.8(b)
Lock-Up Agreement	Recitals
Licenses In	3.11(a)
Licenses Out	3.11(a)
Material Payor	3.6
Material Supplier	3.6
Non-Assignable Contract or Permit	2.1(e)
OFAC	3.24(a)
Party	Preamble
Pass-Thru Returns	6.2(c)(i)
Payoff Letters	2.1(e)(iii)
Personal Information	3.14(a)
Pharmacy Securities	Recitals
Pharmacy Seller	Recitals
Pre-Closing Returns	6.2(c)(i)
Privacy Requirements	3.14(a)
Professional Permits	3.13(b)
Purchased Assets	2.1(c)
Q-Sub Election	Recitals
Released Parties	9.16
Releasing Parties	9.16
Reorganization	Recitals
Representatives	9.15
Restricted Party	6.3(b)
Restricted Period	6.3(a)
Restricted Territory	6.3(c)
Revised Allocation	6.2(b)
S Corp Election	4.15(s)
SDNs	3.24(b)
SEC	5.6
Securities Act	5.4
Seller	Preamble
Seller Indemnified Party	7.2(b)
Seller Medical Records	6.2(b)
Seller Prepared Returns	6.2(c)(i)
Seller Securities	4.4
Sellers Pre-Closing Privileged Communications	9.17
Sellers’ Representative	Preamble
Tax Contest	6.2(f)
Tax Gross-up	6.3(i)
Third Party Claim	7.2(e)
Third Party IP	3.11(b)
Transfer Taxes	6.2(d)
TSA	2.4(a)(iv)
Union	3.16(g)
WARN Act	3.16(h)

SECTION 2. THE TRANSACTION

2.1 Reorganization; Purchase and Sale of Pharmacy Securities; Purchase and Sale of Purchased Assets.

(a) Reorganization. Prior to the Closing Date, University Pharmacy, the Pharmacy Seller and Margarita Quevedo shall have taken such actions as are necessary to consummate the Reorganization.

(b) Purchase and Sale of Pharmacy Securities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Cano Pharmacy shall purchase, acquire and accept from the Pharmacy Seller, and the Pharmacy Seller shall sell, transfer, assign, convey and deliver to Cano Pharmacy all of the Pharmacy Securities.

(c) Purchase and Sale of Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, (i) each of the Equity Consideration Asset Sellers shall sell, assign, transfer and deliver to CHI, and CHI shall purchase, all of the assets, rights and properties of every kind or nature owned, leased, licensed or otherwise held by each such Equity Consideration Asset Sellers as of the Closing, (ii) the Cash Consideration Primary Care Asset Sellers shall sell, assign, transfer and deliver to Cano Health, and Cano Health shall purchase, all of the assets, rights and properties of every kind or nature owned, leased, licensed or otherwise held by each such Cash Consideration Primary Care Asset Sellers as of the Closing, and (iii) the Cash Consideration MSO Asset Seller shall sell, assign, transfer and deliver to Cano MSO, and Cano MSO shall purchase, all of the assets, rights and properties of every kind or nature owned, leased, licensed or otherwise held by the Cash Consideration MSO Asset Seller as of the Closing, in each case whether tangible, intangible, real, personal or mixed and wherever located, other than the Excluded Assets (the assets in the foregoing clauses (i), (ii) and (iii) collectively, the “Purchased Assets”, and such transactions, the “Asset Purchase”), in exchange for the consideration specified in this Section 2.

(d) Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1(c) or elsewhere in this Agreement, the Purchased Assets shall not include, and the Asset Sellers shall retain all of their respective rights, title and interest in and to the following assets: (i) assets that may not be transferred to the applicable Asset Buyer under applicable Laws, (ii) each Asset Seller’s national provider identifier (NPI) numbers; (iii) all insurance policies and rights and benefits thereunder (except for any rights or benefits that relate to or arise out of any Assumed Liabilities or Purchased Assets, which rights and/or benefits shall be acquired by the applicable Asset Buyer pursuant to Section 2.1(c)); (iv) any Asset Seller’s rights under or pursuant to this Agreement or any Ancillary Agreement, including the rights to the Cash Consideration and the Equity Consideration; (v) all personnel records and other records that the Asset Sellers are required by Law to retain in their possession (with access thereto and treatment thereof subject to Section 6.2); (vi) all Sellers Pre-Closing Privileged Communications; (vii) all of the Asset Seller’s corporate books and records, including all minute books, stock records, organizational documents and corporate seals of any of the Asset Sellers; (viii) all shares of capital stock or other Equity Interests of any of the Asset Sellers held in treasury; (ix) the Company Employee Plans; and (x) all rights to any actions, suits, proceedings, claims, rights of recovery and set-off of any nature available to or being pursued by any of the Asset Sellers with respect to any Excluded Asset or Excluded Liability (such assets collectively, the “Excluded Assets” and each, an “Excluded Asset”).

(e) Payor Contracts. Sellers shall use commercially reasonable efforts to assign all of the members that are covered by each Payor Contract to the applicable Contract of Cano Health or one of its Affiliates, as determined by Cano Health in its sole discretion, pursuant to the terms and conditions set forth herein and in the TSA; provided, however, that none of the Sellers shall be required to pay any consideration, incur any out-of-pocket expenses or make any concession therefor.

(f) Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to sell, assign, transfer, convey or deliver to any Asset Buyer any Contract or Permit which, by its terms or by applicable Law, is not assignable without the consent of or notice to a third party thereto, or a Governmental Authority, or a novation thereof or is cancelable by a third party in the event of an assignment or transfer without such consent or notice, unless and until such consent is obtained or novation is completed or the requisite notice is given (each a “Non-Assignable Contract or Permit”). If any such consent shall not be obtained or novation shall not be completed or such notice shall not be given in accordance with the requirements therefore or if any attempted assignment would be ineffective or would impair any rights of any of the Asset Sellers or any Asset Buyer under any such Non-Assignable Contract or Permit such that any Asset Buyer would not, in fact, acquire the benefit of all rights under such Non-Assignable Contract or Permit, then (i) in the case of a Contract that is a Non-Assignable Contract or Permit, the applicable Asset Seller shall hold such Non-Assignable Contract or Permit in trust for the Asset Buyers and the Sellers shall use commercially reasonable efforts to cooperate with the Asset Buyers as the Asset Buyers may reasonably request until the end of the Management Period (as defined in the TSA) to promptly obtain such consents, complete such novations or give such requisite notice for the assignment thereof to the applicable Asset Buyer or their designee (provided, however, that none of the Sellers or the Beneficial Owners shall be required to pay any consideration, incur any out-of-pocket expenses or make any concession therefor) and (ii) in the case of a Permit that is a Non-Assignable Contract or Permit, the Sellers shall use commercially reasonable efforts to cooperate with the Asset Buyers as the Asset Buyers may reasonably request until the end of the Management Period (as defined in the TSA) to promptly obtain such consents, complete such novations or give such requisite notice for the assignment thereof to the applicable Asset Buyer to the extent permitted by applicable Law (provided, however, that none of the Sellers or the Beneficial Owners shall be required to pay any consideration, incur any out-of-pocket expenses or make any concession therefor). If such consent is obtained or novation is completed or such notice is given in accordance with the requirements therefore, the applicable Asset Seller shall, at the Asset Buyers’ request, assign, transfer, convey or deliver any such Non-Assignable Contract or Permit to the applicable Asset Buyer or their designee at no additional cost. If such consent is not obtained or such novation is not completed or such notice is not able to be given in accordance with the requirements therefore despite Sellers complying with each of their obligations under this Section 2.1(e), the Sellers will be deemed to have fulfilled their obligations related thereto under this Agreement and under no circumstances shall the Equity Consideration or the Cash Consideration be reduced or the Sellers, the Beneficial Owners or any of their respective Affiliates be subject to any Liability or obligation on account of the failure to obtain any such consent, failure to complete any such novation or the failure to validly give such requisite notice. The Buyers further agree that no representation, warranty or covenant of the Sellers, University Pharmacy or the Beneficial Owners contained in this Agreement or any Ancillary Agreement shall be breached or deemed breached solely as a result of (i) the failure to obtain any such consent, the failure to complete any such novation or the failure to validly give such requisite notice; or (ii) any action, suit, proceeding or claim commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent, failure to complete any novation, failure to validly give any requisite notice or any such default or termination, in each case, to the extent such consent, novation or notice is set forth on Schedule 3.3.

2.2 Assumption of Liabilities; Excluded Liabilities.

(a) At the Closing, in consideration for the sale, assignment, transfer and delivery of the Purchased Assets, simultaneously with the sale, assignment and transfer of the Purchased Assets, the applicable Asset Buyer shall assume from each of the applicable Asset Sellers and shall pay, discharge, satisfy and perform as and when due and performable, all Liabilities (including, for the avoidance of doubt, Liabilities pursuant to Non-Assignable Contracts or Permits) of each such Asset Seller (collectively the “Assumed Liabilities” and each, an “Assumed Liability”).

(b) Notwithstanding the foregoing Section 2.2(a), the Asset Buyers shall not assume from any Asset Seller or be obligated to pay, perform, or otherwise discharge, and each Asset Seller shall be solely and exclusively liable with respect to: (i) any Liabilities arising from or related to billing and coding for services performed by or on behalf of any of the Asset Sellers prior to the Closing; (ii) any Indebtedness; (iii) any Transaction Expenses and (iv) any Liabilities of such Asset Seller expressly set forth in this Agreement or the Ancillary Agreements as a Liability of such Asset Seller following the Closing (collectively, the “Excluded Liabilities” and each, an “Excluded Liability”).

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall, unless otherwise mutually agreed to by the Parties, be consummated electronically and shall take place at 10:00 a.m., Eastern Time, on the date hereof, or at such other time or place as may be mutually agreed upon by the Parties (the “Closing Date”). All transactions contemplated herein to occur, proceedings to be taken, deliveries to be made (including payments and executed documents), in each case, at the Closing by any Party shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date and no transaction, proceeding, execution or delivery shall be deemed to be effective until and unless all have been taken, executed and delivered.

2.4 Closing Actions.

(a) At the Closing, the Buyers shall deliver or cause to be delivered each of the following:

(i) the payments referred to in Sections 2.5(a)—2.5(c) to be delivered to the Persons specified in such sections;

(ii) the Equity Consideration Shares to be delivered to each Equity Consideration Asset Seller as provided in Section 2.5(d);

(iii) a bill of sale, assignment of contracts and general assignment and assumption of Liabilities agreement between the Asset Sellers and the Asset Buyers, in substantially the form attached hereto as Exhibit D (the “Bill of Sale”), duly executed by the Asset Buyers;

(iv) a transition services agreement, in substantially the form attached hereto as Exhibit E (the “TSA”), duly executed by Cano Health;

(v) executed counterparts of each Ancillary Agreement to which any Buyer or any of their respective Affiliates is a party, including executed counterparts of each Employment Agreement to be delivered to Sellers’ Representative; and

(vi) to Sellers’ Representative a certificate, dated as of the Closing Date and executed on behalf of each Buyer by its President or Chief Executive Officer, certifying the resolutions of the Board of Directors or Manager(s) of such Buyer and its stockholder(s) or member(s) approving, in accordance with such Buyer’s organizational documents and applicable Law, this Agreement and the Ancillary Agreements to which such Buyer is a party and the transactions contemplated hereby and thereby.

(b) At the Closing, Sellers shall deliver or cause to be delivered to Buyers each of the following:

(i) all minute books and stock books, if any, of University Pharmacy in its possession, if not already located on the premises of University Pharmacy;

(ii) a certificate or certificates representing the Pharmacy Securities, if any are issued, accompanied by a duly executed share transfer deed for the transfer to Cano Pharmacy of the Pharmacy Securities, in form and substance satisfactory to Cano Pharmacy; provided, that in the event the certificate or certificates representing the Pharmacy Securities have been lost, stolen or destroyed, the Pharmacy Seller shall deliver in lieu of an affidavit of loss with respect to such certificate(s), together with a customary indemnification, in form satisfactory to Cano Pharmacy;

(iii) an executed resignation letter, effective as of the Closing, for each director and officer of University Pharmacy, unless otherwise instructed in writing by Buyers prior to the Closing (solely with respect to such offices and directorships, and not with respect to employment);

(iv) an IRS Form W-9 validly executed by each Seller within 30 days of the Closing Date;

(v) at least one (1) Business Day prior to the Closing (with substantially final drafts thereof to be delivered at least three (3) Business Days prior to the Closing) fully-executed customary payoff and release letters (the “Payoff Letters”) in form and substance reasonably acceptable to Buyers from holders of Indebtedness pursuant to clauses (a)—(e), (n), (p) or (q) of the definition of Indebtedness or as otherwise set forth on Schedule 2.4(b)(vii);

(vi) an executed counterpart to the Bill of Sale, duly executed by each of the Asset Sellers;

(vii) an executed counterpart to the TSA, duly executed by each of the Asset Sellers;

(viii) executed counterparts of each Ancillary Agreement to which any Company, any Seller, any Beneficial Owner or any of their respective Affiliates is a party, including executed counterparts of each Lock-Up Agreement (executed by each respective Equity Consideration Owner) and each Employment Agreement (executed by the respective employee);

(ix) each of the amendments to the Contracts listed on Schedule 2.4(b)(xi), which shall have been obtained and not repudiated, in full force and effect and in form and reasonably substance reasonably satisfactory to Buyers; and

(x) each of the terminations of the Contracts with Affiliates of the Companies listed on Schedule 2.4(b)(xii), which shall have been obtained, not repudiated, in full force and effect and in form and substance reasonably satisfactory to Buyers.

2.5 Payments at the Closing.

(a) Satisfaction of Indebtedness. At the Closing, Cano Health and Cano Pharmacy shall pay or cause to be paid, by wire transfer in immediately available funds, all amounts necessary to satisfy all Indebtedness of the Companies in accordance with Schedule 2.5(a) delivered to Buyers by Sellers not less than two (2) Business Days prior to the Closing (and consistent with the amounts of Indebtedness set forth on the Payoff Letters to the extent such portions of Indebtedness have applicable Payoff Letters).

(b) Payment of Transaction Expenses. At the Closing, Cano Health and Cano Pharmacy shall pay or cause to be paid, by wire transfer in immediately available funds, all amounts necessary to pay the Transaction Expenses in accordance with Schedule 2.5(b) delivered to Buyers by Sellers’ Representative not less than two (2) Business Days prior to the Closing.

(c) Payment of Closing Cash Purchase Price. At the Closing, Cano Health and Cano Pharmacy shall pay or cause to be paid, by wire transfer in immediately available funds to an account or accounts designated in writing by Sellers’ Representative prior to the Closing, an aggregate amount in cash equal to the Closing Cash Purchase Price in accordance with the allocations set forth on Appendix I hereto (the “Allocation Schedule”).

(d) Payment of Equity Consideration. At the Closing, Cano Health shall cause to be issued to UHC Holdings, Inc. (on behalf of the UHC Equity Consideration Asset Sellers) and Century Health Care, Inc. the Equity Consideration Shares, with Century Health Care, Inc. being issued its pro rata portion of such Equity Consideration Shares and UHC Holdings, Inc. being issued the UHC Equity Consideration Asset Sellers’ pro rata portion of such Equity Consideration Shares, each as set forth on the Allocation Schedule.

2.6 Allocation Schedule . The Sellers, the Beneficial Owners and Sellers’ Representative each hereby agree that the Allocation Schedule shall govern the allocation of the Closing Cash Purchase Price and the Equity Consideration among the Sellers and any payments to such Parties contemplated by this Agreement. The Sellers and the Beneficial Owners acknowledge and agree that, to the extent that any allocation of payments provided for in this Agreement or on the Allocation Schedule is inconsistent with the organizational documents of the Companies or otherwise, then this Agreement, together with the Allocation Schedule, will be deemed to be an amendment to such applicable organizational documents, properly authorized and adopted pursuant to its terms and applicable Law. Buyers will be entitled to rely solely on the Allocation Schedule with respect to the amounts allocated and payable to the Sellers or the Beneficial Owners pursuant thereto and the determination of each Seller’s or each Beneficial Owner’s Pro Rata Share. Once Buyers have made (or caused to be made) any payments or Equity Consideration Share issuances required to be made hereunder to the Sellers or the Beneficial Owners at the Closing in accordance with the Allocation Schedule, such payments shall constitute a complete discharge of the relevant payment obligation of Buyers hereunder at the Closing to the Sellers and the Beneficial Owners. No Buyer nor any of its Affiliates will be liable for any Losses to any Person, including any Seller or any Beneficial Owner, for any inaccuracy, error or omission in the Allocation Schedule.

2.7 Add On Target Acquisitions . The Cash Consideration Asset Sellers shall be entitled to receive additional cash payment(s) as further described in this Section 2.7:

(a) Confirmed Pre-Closing Add On Acquisitions. The Parties hereby agree that the Closing Cash Purchase Price conclusively reflects the Closing Add On Acquisition Amount and that neither the Sellers, Beneficial Owners nor any other Party hereto shall be entitled to receive any additional Add On Target Amount with respect to any Confirmed Pre-Closing Add On Acquisitions.

(b) Unconfirmed Pre-Closing Add On Acquisitions and Post-Closing Add On Acquisitions.

(i) On the next Business Day following either (x) the confirmation by a nationally-recognized third party accounting firm chosen or approved by Buyers of the Add On Target 2020 EBITDA with respect to any Unconfirmed Pre-Closing Add On Acquisition or (y) the consummation of any Post-Closing Add On Acquisition, Buyers shall pay by transmission of a wire transfer of immediately available funds to the Cash Consideration Asset Sellers’ bank account(s) (which shall be specified in a prior writing delivered by Sellers’ Representative to Buyers, or if not, in accordance with the bank accounts which the Closing Cash Purchase Price was paid) in accordance with the Allocation Schedule an aggregate amount equal to the Add On Target Amount with respect to any such Add On Acquisition. Simultaneously with such payment, Buyers shall provide Sellers’ Representative with a statement setting forth their good faith calculation of the Add On Target Amount paid with respect to such Add On Acquisition. For the avoidance of doubt, there may be multiple payments pursuant to this Section 2.7(b)(i) if there is more than one Unconfirmed Pre-Closing Add On Acquisition and/or Post-Closing Add On Acquisition. If any Add On Target Amount that is paid to the Cash Consideration Asset Sellers in accordance with the terms hereof (the “Initial Add On Target Amount”) has been reduced by the amount of any contingent payment that the sellers of an Add On Acquisition are eligible to earn upon the satisfaction of the relevant contingencies for such contingent payment, and such contingencies are not fully satisfied such that the sellers of such Add On Acquisition are no longer eligible to earn all or any portion of such contingent payment, then within five (5) Business Days following the date upon which the sellers of such Add On Acquisition are no longer eligible to earn all or any portion of such contingent payment, Buyers shall recalculate the Add On Target Amount for such Add On Acquisition based upon the amount of such contingent payment that is actually paid to the sellers of such Add On Acquisition, if any (the “Adjusted Add On Target Amount”), and pay the Cash Consideration Asset Sellers in accordance with the payment provisions above the positive difference, if any, between the Adjusted Add On Target Amount and the Initial Add On Target Amount.

(ii) Buyers each hereby covenant and agree to use reasonable best efforts to (x) in the case of any Unconfirmed Pre-Closing Add On Acquisition, cause its chosen or approved nationally-recognized third party accounting firm to promptly confirm the Add On Target 2020 EBITDA with respect to any such Add On Acquisition and (y) consummate a Sale Transaction with any Add On Target that is eligible to become a Post-Closing Add On Acquisition pursuant to the terms of the applicable letter of intent, term sheet or purchase agreement existing at the Closing.

(c) Definitions. For purposes of this Section 2.7, the capitalized terms set forth below shall be defined as follows:

(i) “Add On Acquisition” means either a Confirmed Pre-Closing Add On Acquisition, Unconfirmed Pre-Closing Add On Acquisition or Post-Closing Add On Acquisition.

(ii) “Add On Target” means any of the businesses or medical practices, in each case that are primarily based in Florida, and that are set forth on Schedule 2.7(c).

(iii) “Add On Target Amount” means, with respect to an Add On Acquisition, an amount equal to (A) the Add On Target 2020 EBITDA, multiplied by (B) ten (10). Such amount, solely with respect to any Post-Closing Add On Acquisition, shall be reduced by (i) any and all amounts paid by Buyers or any of their respective Affiliates in the Sale Transaction for such Add On Target (including, without limitation, cash, stock, deferred or contingent payments, escrowed amounts or other forms of consideration, and any indebtedness assumed or retired by the Buyers or any of their respective Affiliates) so long as such amounts are consistent with the letter of intent, term sheet or definitive purchase agreement related to such Add on Target that was entered into prior to the Closing and (ii) any out-of-pocket expenses incurred following the Closing by Buyers or any of their respective Affiliates in pursuing and consummating any such Sale Transaction.

(iv) “Add On Target 2020 EBITDA” means the trailing twelve (12) months earnings of an Add On Target, determined as of December 31, 2020, or determined as of another date (to the extent that the purchase price for such Add On Target is determined pursuant to the trailing twelve (12) months earnings of such Add On Target as of such other date, as expressly set forth in the relevant Letter of Intent or definitive purchase agreement that is executed between any of the Companies and any such Add On Target), in each case, calculated before interest, taxes, depreciation and amortization (which shall, in any event, be normalized (for both revenue and expenses) to adjust for any reduction in utilization related to COVID-19 and exclude any non-recurring (i) benefit from the suspension of Medicare sequestration or (ii) expenses (such as personal owner expenses unrelated to the business), determined on an accrual basis and in accordance with GAAP, as confirmed by a nationally-recognized third party accounting firm chosen or approved by Buyers.

(v) “Capital Securities” means as to any Add On Target that is a corporation, the authorized shares of such Add On Target’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Add On Target that is not a corporation, the ownership or membership interests in such Add On Target, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Add On Target, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Add On Target.

(vi) “Closing Add On Acquisition Amount” means the aggregate sum of all Add On Target Amounts for any Confirmed Pre-Closing Add On Acquisitions.

(vii) “Confirmed Pre-Closing Add On Acquisition” means the acquisition by the Companies of any Add On Target by means of a Sale Transaction, and for which (i) the consummation of such Sale Transaction occurred between the date of the Letter of Intent and the date hereof; and (ii) the Add On Target 2020 EBITDA for such Add On Target has been confirmed by a nationally-recognized third party accounting firm chosen or approved by Buyers by the date hereof.

(viii) “Post-Closing Add On Acquisition” means the acquisition by Buyers or any of their respective Affiliates of any Add On Target by means of a Sale Transaction, and for which (i) either a letter of intent, term sheet (in each case, whether binding or non-binding) or definitive purchase agreement is executed between any of the Companies and any such Add On Target between the date of the Letter of Intent and the date hereof; and (ii) the consummation of such Sale Transaction occurs not later than six (6) months from the date hereof.

(ix) “Sale Transaction” means, with respect to any Add On Target: (i) a merger, consolidation or a sale, exchange, conveyance or other disposition of Capital Securities of such Add On Target in a single transaction or a series of transactions involving another Person as contemplated herein, in which the equity holders of such Add On Target immediately prior to such merger, consolidation, sale, transaction or first of such series of transactions, possess less than a majority of such Add On Target’s or any successor entity’s issued and outstanding Capital Securities immediately after such merger, consolidation, transaction, sale or series of such transactions; (ii) a single transaction or series of transactions pursuant to which all or substantially all of such Add On Target’s assets are acquired by another Person as contemplated herein, determined on a consolidated basis, including through the purchase of Capital Securities of one or more subsidiaries of such Add On Target; or (iii) any other change of control of more than 50% of the outstanding voting power (or economic interests) of such Add On Target or any entity that is both a direct or indirect subsidiary of such Add On Target (including any acquisition of the ability to appoint a majority of the members of such Add On Target or any entity that is both a direct or indirect subsidiary of such Add On Target) involving another Person as contemplated herein.

(x) “Unconfirmed Pre-Closing Add On Acquisition” means the acquisition by the Companies of any Add On Target by means of a Sale Transaction, and for which (i) the consummation of such Sale Transaction occurred between the date of the Letter of Intent and the date hereof; (ii) the Add On Target 2020 EBITDA for such Add On Target has not yet been by the date hereof confirmed by a nationally-recognized third party accounting firm chosen or approved by Buyers; and (iii) the Add On Target Amount with respect to any such Sale Transaction is accordingly not reflected in the Closing Add On Acquisition Amount.

2.8 Withholding. Buyers (and any of their respective Affiliates) shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Buyers (or any of their respective Affiliates) are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law. To the extent that amounts payable to a recipient are so withheld by Buyers (or any of their respective Affiliates), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient. Buyers (or any of their respective Affiliates) shall provide the Sellers’ Representative with at least three (3) Business Days advance written notice of any intention to deduct and withhold from the cash otherwise payable under this Agreement (other than withholding attributable to a Seller’s or a Beneficial Owner’s, if applicable, failure to provide an IRS Form W-9 in accordance with Section 2.4(b)(vi) or withholding on amounts treated as compensation). The Parties and their Affiliates agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any such withholding Tax and Buyers (or any of their respective Affiliates) shall remit any amounts not mitigated, reduced or eliminated to the required Governmental Authority and shall promptly pay to Buyer (or any of their respective Affiliates) all amounts not required to be so remitted to a Governmental Authority.

SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES AND THE PURCHASED ASSETS.

Subject to such exceptions as are set forth in the Disclosure Schedules and delivered herewith by the Sellers to Buyers with schedules and references qualifying the section or subsection they reference, University Pharmacy, the Sellers and the Beneficial Owners hereby represent and warrant to Buyers, as of the date hereof, that:

3.1 Organization and Qualification . Each Company is an entity duly formed or incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation or incorporation, as applicable. Each Company is duly licensed or qualified to do business and is in good standing in the respective jurisdictions set forth beside such Company’s name on Schedule 3.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct and nature of its business requires it to be so licensed, qualified and/or in good standing. Each Company has the requisite organizational power and authority to own, lease, operate and use its assets and properties and to carry on its business as now conducted and currently proposed to be conducted. No Company is in or has been in default under or in violation of any provision of its organizational documents, as amended and currently in effect.

3.2 Authority, Power and Enforceability. Each Company has all requisite power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which each Company is or will be a party has been duly executed and delivered by such Company, and this Agreement and the Ancillary Agreements, assuming due execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by each Company. No other proceedings on the part of any Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

3.3 No Conflicts; Required Filings and Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by each Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, or result in the creation of a Lien on any of the properties or assets of any Company pursuant to, any Contract or Permit to which any Company is a party or by which its assets are bound; (b) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of any Company’s organizational documents; (c) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any Order of, or any restriction imposed by, any Governmental Authority applicable to any Company; or (d) require from any Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party (other than as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)).

3.4 Capitalization; Subsidiaries.

(a) Schedule 3.4(a) sets forth a true, correct and complete list of the number and class or series (as applicable) of all the authorized, issued and outstanding Equity Interests of each Company, including the identity of the Persons that are the legal and record owners thereof (the “Company Securities”). All of the Equity Interests of each Company have been duly authorized, were validly issued, fully paid (as applicable), are free and clear of any and all Liens (other than any restrictions under the Securities Act and applicable state securities Laws or Liens created pursuant to any financing of Buyers) and have been offered, issued, transferred, repurchased, sold and delivered in compliance with applicable federal and state securities Laws and the organizational documents of such Company.

(b) Except for the Company Securities, no voting or non-voting units, other Equity Interests or other voting securities of any Company are issued, reserved for issuance or outstanding. None of the Company Securities is subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the organizational documents of each Company, there are no documents, instruments or agreements relating to the voting of any Company Securities.

(c) Except for a Company that is a Subsidiary of another Company or as set forth on Schedule 3.4(c), no Company owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Interests in any other Person or the right to acquire any such Equity Interests, and no Company is a partner or member of any partnership, limited liability company or joint venture.

(d) Except as described in Sections 3.4(a) and (c) or as set forth on Schedule 3.4(d), there are no existing, authorized, issued or outstanding securities, options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal and similar rights), convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which any Company or, to the Knowledge of the Companies, any equityholder of any of the Companies, is a party or by which it is bound obligating any Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of any Company. There are no outstanding obligations of any Company (contingent or otherwise) to (i) repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of any Company or (ii) make any investment (in the form of a loan, capital contribution or otherwise) in, or to provide any guarantee with respect to the obligations of, any Person. Except for the Company Securities set forth on Schedule 3.4(a), there are no equity-appreciation rights, “phantom” equity rights, profit participation rights or other Contracts or obligations of any character (contingent or otherwise) of any Company pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings, financial performance or equity value of any Company (except for bonuses paid to employees of a Company in the ordinary course of business) or its business or assets or calculated in accordance therewith.

(e) Except as set forth on Schedule 3.4(e), there are no bonds, debentures, notes or other Indebtedness of any Company having the right to vote or consent (or, convertible into, or exercisable or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of any Company may vote. There are no voting trusts, irrevocable proxies or other Contracts to which any Company, or, to the Companies’ Knowledge, any equityholder of any Company, is a party or is bound with respect to the voting or consent of any Company Securities.

(f) Each Company has delivered to Buyers true, correct and complete copies of the organizational documents of such Company (including such Company’s certificate of incorporation or formation, its stockholders agreement or operating agreement (if any), and all amendments thereto), as in effect on the date hereof, which organizational documents are in full force and effect.

3.5 Financial Statements.

(a) The Companies have delivered to Buyers, as set forth on Schedule 3.5, true, correct and complete copies of: (i) the unaudited consolidated balance sheets of the Companies as of December 31, 2019 and December 31, 2020 and the related statements of operations, securityholders’ equity and cash flows for the Companies for the respective fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Companies as of March 31, 2021 (the “Base Balance Sheet” and such date, the “Base Balance Sheet Date”) and the related statements of operations, securityholders’ equity and cash flows for the three (3) month period then ended. Each of the foregoing financial statements (including in all cases the notes included therein, if any) (the “Financial Statements”) has been prepared in accordance with GAAP on a consistent basis across periods and presents fairly in all material respects the financial condition and results of operations and cash flows of the Companies as of and for the periods referred to therein in accordance with GAAP, subject to changes resulting from normal and customary year-end adjustments and the lack of footnotes.

(b) There are no Liabilities of the Companies other than (i) Liabilities reflected on the Base Balance Sheet, (ii) Liabilities that have arisen after the Base Balance Sheet Date in the ordinary course of business, (iii) Liabilities under Contracts (none of which relate to the breach of such Contracts prior to the Closing) and (iv) Liabilities set forth on Schedule 3.5(b).

(c) All of the accounts receivable of each Company are valid and enforceable claims, and are subject to no set-off or counterclaim. Since the Base Balance Sheet Date, each Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. No Company has accounts receivable or loans receivable from any Person who is an Insider.

(d) Except as set forth on Schedule 3.5(d), all accounts payable of each Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable is delinquent in its payment. Since the Base Balance Sheet Date, each Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. Except as set forth on Schedule 3.5(d) and for payroll payments or amounts paid or owed in the ordinary course of business, no Company has accounts payable or notes payable to any Person who is an Insider.

(e) No Company has entered into any transactions involving the use of special purpose entities for any off-balance sheet activity other than as specifically described in the Financial Statements. The revenue recognition policies of the Companies, and the application of those policies, are in compliance with the applicable standards under GAAP and such policies have not changed in the prior three (3) years. The books and records of the Companies accurately and fairly reflect, in reasonable detail, all material transactions and material dispositions of funds and assets.

(f) No Company (including personnel and independent accountants who have a role in the preparation of financial statements or the internal accounting controls utilized by any Company) has identified or been made aware of (x) any fraud, whether or not material, that involves the management of any Company or its personnel or (y) any claim or allegation regarding any of the foregoing.

3.6 Material Payors and Material Suppliers. Schedule 3.6 sets forth a true, correct and complete list of (i) the top ten (10) Payors of the Companies (each, a “Material Payor” and collectively, the “Material Payors”) for the twelve-month periods ended December 31, 2018, December 31, 2019 and December 31, 2020, determined based on the aggregate amounts received from such Payors during each such period and (ii) the top twenty (20) vendors, suppliers or service providers (excluding landlords pursuant to the Leases and independent contractor physicians, physician assistants and nurse practitioners) to the Companies (each, a “Material Supplier” and collectively, the “Material Suppliers”) for the twelve-month periods ended December 31, 2018, December 31, 2019 and December 31, 2020 based on the aggregate amounts paid to each such vendor, supplier or service provider for each such period. No Material Payor or Material Supplier for the twelve-month periods ended December 31, 2020 has failed to renew, terminated or materially modified its relationship (whether pricing or other terms thereof) with any Company, no Company has received any written notice thereof and, to the Knowledge of the Companies, no such action is threatened, and there is no pending or, to the Knowledge of the Companies threatened, dispute between any Material Payor or Material Supplier, on the one hand, and any Company, on the other hand.

3.7 Absence of Changes. Except as set forth on Schedule 3.7 or as expressly contemplated by this Agreement (including the undertaking of the Reorganization), since December 31, 2020, each Company has conducted its business only in the ordinary course of business consistent with past practice and, as amplification but not limitation of the foregoing, no Company has:

(a) suffered a Company Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate to its assets, whether or not covered by insurance;

(b) reclassified, split, combined, redeemed, purchased or otherwise acquired, or pledged, sold or otherwise subjected to any Lien any of its equity interests or securities;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity interests, or any securities convertible, exchangeable or exercisable into, directly or indirectly, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any of its equity interests;

(d) borrowed, incurred or guaranteed any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except for Transaction Expenses of such Company, draws in the ordinary course of business under already existing letters or lines of credit and current Liabilities incurred in the ordinary course of business;

(e) waived, canceled, compromised or released any rights or claims in excess of $50,000, whether or not in the ordinary course of business;

(f) entered into any Company Contracts (other than Downstream MSO Contracts or Three Party Agreements entered into in the ordinary course of business) or amended, modified, waived or terminated any Contract or any Company’s rights thereunder or consented to such amendment, modification, waiver or termination;

(g) made or promised to make any change in the compensation payable or to become payable to such Company’s directors, managers, officers, employees or Contingent Workers other than (i) normal merit increases in accordance with such Company’s usual practices, (ii) bonuses in relation to the consummation of the transaction contemplated hereby (which are payable out of the Closing Cash Purchase Price as Transaction Expenses that have been disclosed to Buyer prior to the payment thereof), or (iii) as provided for in any written agreements, or entered into any bonus payment or arrangement with any of such directors, managers, officers or employees (other than discretionary bonuses in relation to the consummation of the transaction contemplated hereby) or established or created any employment (other than hiring employees in the ordinary course of business), deferred compensation or severance arrangement or employee benefit plan (other than newly hired employees being included in pre-existing employee benefit plans) with respect to such Persons or the amendment of any of the foregoing;

(h) entered into or negotiated any collective bargaining agreement or similar agreement;

(i) made any material change in its business practices, including any change in accounting methods (including with respect to reserves) or practices or collection, credit, pricing or payment policies of such Company;

(j) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the ordinary course of business that do not exceed $50,000 in the aggregate);

(k) received any pre-suit or pre-claim notice or complaint by any third party or has commenced or instituted or waived, released, assigned, compromised, settled or agreed to settle any claim or lawsuit other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of $10,000 in the aggregate and (ii) do not involve equitable or injunctive relief or the admission of wrongdoing by any Company;

(l) made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any material method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim, assessment or deficiency, surrendered any right to claim a Tax refund, made or requested any Tax ruling, entered into any transaction giving rise to a deferred gain or loss, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) made any change to the organizational documents of any Company;

(n) entered into or adopted any plan or agreement of complete or partial liquidation or dissolution, or filed a voluntary petition in bankruptcy or commenced a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(o) made any capital expenditures, capital additions or capital improvements in excess of $10,000 in the aggregate per month, for each full or partial calendar month for such applicable period;

(p) except for Add On Acquisitions and letters of intent, term sheets or purchase agreements with Add On Targets set forth on Schedule 2.7(c), merged, consolidated or combined with, acquired or agreed to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity, or otherwise make any capital contribution or investment in, or loan to, any entity;

(q) sold or otherwise disposed of, leased or licensed any properties or assets of any Company that are material to the Companies (except for the disposal of single use medical supplies of any Company due to such asset having been used for its intended purposes, the disposal of pharmaceuticals or medical supplies due to the expiration thereof or the sale or use of inventory, in each such case, in the ordinary course of business);

(r) declared, set aside, made or paid any non-cash dividend or other non-cash distribution on or with respect to any of the Company Securities or other Equity Interest or ownership interest in any Company;

(s) permitted the lapse of any material intangible asset used in the business of the Companies;

(t) entered into any Contract that restricts the ability of any Company to sell its products or services to any Person;

(u) accelerated the collection of or gave a material discount on any accounts receivable, delay the payment of material accounts payable or defer material expenses, materially reduce inventories or otherwise materially increase cash on hand, except in the ordinary course of business consistent with past practices;

(v) created or permitted any Liens on any assets, properties or equity interests of any Company except for Permitted Liens;

(w) materially modified its cash management activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or materially modified the manner in which the books and records of the Companies are maintained other than in the ordinary course of business;

(x) terminated or closed any facility, business or operation;

(y) experienced any material business interruptions or material Liabilities arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including: (i) disruptions to any Company’s supply chains, (ii) the failure of a Company’s agents and service providers to timely perform services in any material respect, (iii) labor shortages, (iv) any material reductions in demand, (v) any claim of force majeure by such Company or a counterparty to any contractual obligation, (vi) any default under a contractual obligation to which such Company is a party, (vii) non-fulfillment of services, (viii) restrictions on such Company’s operations, (ix) any material reduction of hours of operations or reduced aggregate labor hours, (x) reduced compensation, (xi) restrictions on uses of the Leased Real Property, or (xii) the failure of such Company to comply with any COVID-19 Measures in any material respect.

(z) received any written or oral notice, from any Governmental Authority of an investigation with respect to any potential violation with respect to any Law, Order, Permit, policy or guideline that has not been fully resolved to the satisfaction of the applicable Governmental Authority;

(aa) received any written or oral notice from any Payment Program of an inquiry, audit or other investigation with respect to any potential violation of a Payment Program term, condition, policy, guideline or other requirement that has not been fully resolved to the satisfaction of the applicable Payment Program; or

(bb) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement.

3.8 Leased Real Property.

(a) Except as set forth on Schedule 3.8(a), no Company owns any real property, nor does any Company have the option to acquire any real property.

(b) Schedule 3.8(b) sets forth a list of all Leased Real Property. Such Leased Real Property constitutes all of the real property occupied, operated or used in connection with the business of the Companies as presently conducted. True, correct and complete copies of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) relating to Leased Real Property identified on Schedule 3.8(b) (the “Leases”) have been made available to Buyers. With respect to each Lease listed on Schedule 3.8(b): (i) each Company has a valid, subsisting and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to such Company pursuant to each pertinent Lease, subject to (x) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (y) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters; (ii) each of the Leases has been duly authorized and executed by the applicable Company and is in full force and effect, and no Company has received any written or, to the Companies’ Knowledge, oral notice of any intention to terminate or not renew any Lease; (iii) no Company is, and, to the Companies’ Knowledge, no other party to any Lease is in, default or breach under any of the Leases, nor, to the Companies’ Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default or breach by any Company or any other party to any Lease; (iv) any security deposit required pursuant to each such Lease has been fully paid and not withdrawn, and no security deposit or portion thereof has been applied in respect of a breach of or default under any such Lease that has not been redeposited in full; and (v) no Company has, whether in writing or orally, assigned, subleased, conceded, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease or otherwise granted any other Person (other than another Company) the right to occupy or use any Leased Real Property.

(c) To the Companies’ Knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including structural elements, mechanical systems, HVAC systems, roofs or parking and loading areas, and all of such improvements are in reasonable operating condition and repair taking into account the reasonably anticipated useful lives thereof and subject to reasonable wear and tear and routine necessary maintenance and repair of similar assets of like age and use. None of the Leased Real Property is subject to special flood or mudslide hazards or within the one hundred (100) year flood plain. All water, sewer, gas, electric, telephone, drainage and other utilities required by Law or necessary for the current or currently planned operation of the Leased Real Property have been installed and connected pursuant to valid Permits, and are sufficient to service the Leased Real Property as currently used and planned to be used.

(d) No Company has received written notice from any Governmental Authority of any material violation of any Law, Order or Permit issued with respect to any of the Leased Real Property that has not been corrected heretofore and no such material violation now exists. All improvements constituting a part of the Leased Real Property are and have been for the past six (6) years in material compliance with all applicable Laws, Orders and Permits, and there are presently in effect all material Permits required by Law for the use of the Leased Real Property as currently used by the Companies. No Company has received any notice of any pending or threatened eminent domain proceedings, real estate Tax deficiency or reassessment or condemnation or similar proceeding relating to all or any portion of any of the Leased Real Property.

(e) No Company has received any written notice of, and, to the Knowledge of the Companies, there is not currently pending, any condemnation, environmental, planning, zoning or other land use regulation adversely affecting any of the Leased Real Property or any part thereof, or any sale or other disposition of any of the Leased Real Property, and, to the Knowledge of the Companies, no such regulations or sales or other dispositions are contemplated. To the Knowledge of the Companies, the Leased Real Property possesses all Permits from any Governmental Authority having jurisdiction necessary for the continued operation and use of any of the Leased Real Property as it is currently used and operated. The Leased Real Property is in material compliance with all federal, state and local zoning and general land use plan designations and the use and improvements on the Leased Real Property are not “grandfathered” or other legal nonconforming uses or structures. To the Knowledge of the Companies, none of the Leased Real Property is located in a redevelopment or other area proposed for special land use designations, including historical or other overlay zones and moratoria or interim control ordinances, and to the Knowledge of the Companies, none of the Leased Real Property is currently proposed to be included in a redevelopment or other special land use area. No Company has received any written notice of any special assessment action or proceeding affecting any of the Leased Real Property and, to the Knowledge of the Companies, no such action or proceeding is contemplated.

3.9 Title to Assets; Sufficiency and Condition of Assets; Equipment. Each Company owns good and valid title to, or a valid leasehold interest in all of the personal property and assets of such Company, free and clear of all Liens other than Permitted Liens and the McKesson Lien. Except as set forth on Schedule 3.9, the assets of each Company constitute all of the assets (other than Cash and Cash Equivalents) necessary and sufficient for the conduct of the business of the Companies as currently conducted or currently proposed to be conducted on the date hereof. The buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of each Company are operated in material conformity with all applicable Laws, are structurally sound (in the case of the buildings and improvements), are in reasonable condition and repair taking into account the reasonably anticipated useful lives thereof, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business.

3.10 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 3.10, no Company is a party to or bound by, nor are any of its properties or assets bound by, whether written or oral, any Contract that is a:

(i) Contract involving payments by or to (other than Downstream MSO Contracts or Three Party Agreements) any Company in excess of an aggregate of $100,000 in any calendar year;

(ii) Contract which is not cancelable by any Company without penalty on ninety (90) days’ or shorter notice (other than Downstream MSO Contracts or Three Party Agreements);

(iii) Contract (A) evidencing Indebtedness of any Company or providing for the creation of or granting any Lien (other than Permitted Liens) upon any of the property, Equity Interests or assets of any Company; (B) constituting any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by any Company; (C) (1) relating to any loan or advance to any Person, including to any of its directors, officers, employees or consultants in excess of $10,000 (other than under the Companies’ 401(k) plan(s)) or (2) obligating or committing any Company to make any such loans or advances; and (D) constituting any currency, commodity or other hedging or swap contract;

(iv) Contract which contains any provisions requiring any Company to indemnify any other party, except as entered into in the ordinary course of business consistent with past practice;

(v) Contract involving fixed price or fixed volume arrangements;

(vi) Contract under which any Company is lessee of, or holds or operates any personal property owned by any other party calling for payments in excess of $10,000 annually;

(vii) Contract relating to any Company’s ownership of or investment in any business or enterprise (including joint ventures and minority equity investments) or creating or purporting to create any partnership, joint marketing, collaboration, franchise or similar arrangement or any sharing of profits or losses by any Company with a third party;

(viii) Contract containing any covenant limiting or purporting to limit in any respect the right of any Company to (A) freely engage in any line of business or activity (including prohibiting or limiting the right of any Company to make, sell or distribute any products or services), to compete with any Person in any line of business or activity or to compete with any Person or the manner or locations in which any of them may engage, or (B) solicit any employees, customers or suppliers of any other Person;

(ix) Contract pursuant to which any Company has agreed to provide “most favored nation” status, “best pricing” or any other arrangement whereby any Company has agreed with any Person that such Person will (or could be entitled to) receive at least as favorable terms and conditions that are provided by the Companies to any other Person;

(x) Contract or group of Contracts in which any Company has granted “exclusivity” or agreed to deal exclusively with, or granted exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person, or requiring the purchase of all or substantially all of such Company’s requirements of a particular product from a vendor, supplier or other Person;

(xi) Contract for employment, independent contractor or consulting services to which any Company is a party and (A) provides for annual compensation in excess of $200,000, or (B) is not cancelable by such Company without penalty on not less than thirty (30) days’ notice;

(xii) Contract containing a severance, change of control payment, retention payment, or other similar-type provision;

(xiii) Contract pursuant to which any Company subcontracts work to third parties calling for payments by any Company in excess of $50,000 annually;

(xiv) Contract with any Governmental Authority;

(xv) Contract with a Material Payor (other than Three Party Agreements) or a Material Supplier;

(xvi) Contract with, or relating to participation in, a Payment Program (other than Three Party Agreements);

(xvii) Contract (A) with any health care facility, provider, physician, dentist, dental group, massage therapist, massage therapy group, optometrist or optometrist group or other licensed medical professional, (B) with any other potential source of referrals (including with any Person in a position to influence referrals) or (C) that involves direct or indirect payments to or from physicians who are not employees of a Company or other potential sources of referrals (or Persons owned or controlled, in whole or in part, by physicians in a position to influence referrals or other potential sources of referrals), in each case, other than Downstream MSO Contracts or Three Party Agreements;

(xviii) Contract providing for material liquidated damages or liquidated penalties on event of transfer, assignment or default;

(xix) Contract (A) relating to the acquisition or disposition by any Company of any operating business or substantially all of the assets of an operating business or relating to the acquisition or disposition by any Company of any operating business or substantially all the assets of any operating business (B) or acquisition agreement, whether by merger, equity interest, asset sale, or otherwise, in each case (i) under which any Company has any outstanding obligation to pay any purchase price or under which any Company has any contingent obligation to pay any contingent purchase price or (ii) under which any Company has any executory covenants or indemnification or other obligations (including any outstanding obligation to pay any purchase price, whether contingent or not) or rights (including put or call options);

(xx) a lease, sublease, rental or occupancy agreement, license, installment, or conditional sale agreement or agreement under which any Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(xxi) Contract containing any power of attorney or grant of agency, in either case granted by any Company that is currently in effect;

(xxii) Contract with executory covenants or indemnification or other obligations relating to the settlement of any actions, suits, proceedings, orders, judgments, decrees, claims or investigations, including administrative charge or investigation by a Governmental Authority or other dispute;

(xxiii) all collective bargaining agreements or Contracts with any labor organization, union or association to which any Company is a party;

(xxiv) Contract not executed in the ordinary course of business that is not otherwise set forth on Schedule 3.10; or

(xxv) Contract not otherwise referred to in this Section 3.10 that if terminated or expired without being renewed would have or be reasonably likely to result in a Company Material Adverse Effect.

(b) The Contracts required to be disclosed on Schedule 3.10, Schedule 3.11 or Schedule 3.20 are referred to herein as the “Company Contracts.” The Companies have delivered to Buyers true, correct and complete copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.10, Schedule 3.11 or Schedule 3.20, as applicable). Except as disclosed on Schedule 3.10, Schedule 3.11 or Schedule 3.20, as applicable: (i) no Company Contract has been canceled or, to the Companies’ Knowledge, no Company Contract, Downstream MSO Contract or Three Party Agreement is in a material default or being materially breached by the other party thereto, (ii) each Company has performed, in all material respects, all of its obligations required to be performed by it in connection with the Company Contracts, the Downstream MSO Contracts and the Three Party Agreements and is not in material default under, or in breach of, any Company Contract, Downstream MSO Contract or Three Party Agreement and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder and (iii) each Company Contract, Downstream MSO Contract or Three Party Agreement is legal, valid, binding, enforceable and in full force and effect, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters, and except as set forth on Schedule 3.3, will continue as such immediately following the consummation of the transactions contemplated hereby. No Company has received any written or, to the Companies’ Knowledge, oral notice of the intention of any other party to a Company Contract, Downstream MSO Contract or Three Party Agreement to terminate any such Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Company Contract outside of the ordinary course of business consistent with past practice.

3.11 Intellectual Property.

(a) Schedule 3.11(a) contains a complete and accurate list of all: (i) Patents owned or purported to be owned by any Company or filed in or issued under the name of any Company (“Company Patents”), registered Marks owned or purported to be owned by any Company or filed in or issued under the name of any Company and material unregistered Marks owned or purported to be owned by any

Company (“Company Marks”), and registered Copyrights owned or purported to be owned by and filed in or issued under the name of any Company (“Company Copyrights”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made and the owner of such filing, issuance or registration, (ii) licenses, sublicenses or other agreements under which any Company is granted rights by others in Intellectual Property (“Licenses In”) (other than commercial off the shelf software that is made available for a cost of less than $10,000 annually) and (iii) licenses, sublicenses or other agreements under which any Company has granted rights to others in Intellectual Property (“Licenses Out”).

(b) Unless otherwise set forth on Schedule 3.11(b): (i) with respect to the Company Intellectual Property owned or purported to be owned by each Company, such Company exclusively owns such Company Intellectual Property, free and clear of all Liens; (ii) all Company Intellectual Property owned or purported to be owned by each Company that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of such Company; (iii) all Company Intellectual Property owned by each Company that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of the Companies, all Company Intellectual Property owned by each Company is valid and enforceable; (iv) there are no pending or, to the Knowledge of the Companies, threatened claims against any Company alleging that any of the operation of the Companies’ business or any activity by any Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property is invalid or unenforceable; (v) neither the operation of any Company’s business, nor any activity by any Company, infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP; (vi) no Company has any obligation to compensate any person for the use of any Company Intellectual Property; (vii) each Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use; (viii) all former and current employees, consultants and contractors of each Company that have made material contributions to the Company Intellectual Property have executed written instruments with such Company that assign to the Companies all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, data, information and other Intellectual Property relating to the business of the Companies or any of the products or services being researched, developed, manufactured or sold by the Companies or that may be used with any such products or services and (B) Intellectual Property relating thereto; (ix) there is no, nor has there been any, to the Companies’ Knowledge (A) infringement or violation by any person or entity of any of the Company Intellectual Property or any Company’s rights therein or thereto or (B) misappropriation by any person or entity of any of the Company Intellectual Property or the subject matter thereof; (x) each Company has taken all reasonable security measures to protect the confidentiality and value of all Trade Secrets owned or purported to be owned by such Company or used or held for use by such Company in its business; and (xi) following the Closing Date, each Company will have the same rights and privileges in the Company Intellectual Property as such Company had in the Company Intellectual Property immediately prior to the Closing Date.

3.12 Absence of Litigation; Proceedings.

(a) Except as set forth on Schedule 3.12, there are no, and within the past five (5) years there have been no, actions, suits, proceedings, Orders or, to the Companies’ Knowledge, investigations pending or, to the Companies’ Knowledge, threatened (i) against or affecting (1) any Company or any of its subsidiaries, members, securityholders, managers, directors, officers or employees, in their capacity as such, or any of the assets or property owned or used by any Company or (2) any Person whose liability any Company has retained or assumed, either contractually or by operation of law, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements to which any Company is or will be a party, in each case at law or in equity, or before or by any Governmental Authority, and to the Companies’ Knowledge, there is no reasonable basis for any of the foregoing. Except as set forth on Schedule 3.12, neither any Company nor any of the assets or property owned or used by any Company is currently, or has been during the past five (5) years, subject to any outstanding Order or, to the Companies’ Knowledge, investigation issued by any Governmental Authority. To the Companies’ Knowledge, no director, member, manager, officer or employee of any Company is, or since January 1, 2017 has been, subject to any order, writ, injunction, judgment or decree that prohibits such director, member, manager, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Companies’ business.

(b) To the Companies’ Knowledge, no current officer, director or manager of any Company has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action to have violated any federal or state commodities, securities or unfair trade practices Law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

3.13 Compliance with Laws and Regulations; Permits.

(a) Each Company and each of its Subsidiaries is, and for the past six (6) years has been, in compliance with all applicable Laws in all material respects. No Company nor any of its Subsidiaries is, and has not been in the past six (6) years, in violation in any material respect of any Law or Order by which such Company or any of its Subsidiaries is bound, whether by operation of Law or by Contract, or to which such Company or any of its Subsidiaries is subject. No Company nor any of its Subsidiaries has, nor has it in the past six (6) years, received any written or oral notice, from any Governmental Authority of an investigation with respect to any violation with respect to any such Law or Order that has not been fully resolved to the satisfaction of the applicable Governmental Authority. There is no, and there has not been for the past six (6) years, pending regulatory action, investigation or inquiry or threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against or affecting any Company or any of its Subsidiaries for any material non-compliance with a Law or Order. No Company nor any of its Subsidiaries has received any written opinion, memorandum or written advice from any attorney or other legal advisor to the effect that it is exposed to any liability or disadvantage that could materially prohibit or materially restrict such Company or any of its Subsidiaries from, or otherwise adversely affect such Company or any of its Subsidiaries in, conducting business in any jurisdiction in which it is now conducting business or in which it plans to conduct business. In the past six (6) years, no Company or any of its Subsidiaries has received any written notices or other communications regarding any actual or alleged material violation of, or any material failure to comply with, any Laws, or orders or instructions of any Governmental Authority.

(b) Each Company and each of its Subsidiaries currently owns or possesses, and has owned or possessed at all times during the past six (6) years, all right, title and interest in and to all Permits (other than Professional Permits) necessary to conduct their respective businesses as currently conducted, currently contemplated to be conducted, or previously conducted during such six-year time period, and such Company, and each of its Subsidiaries, has provided copies of all such current Permits to Buyers. Each Professional owns or possesses and has owned or possessed at all times while providing services for any Company during the past six (6) years, all right, title and interest in and to all Permits necessary to conduct his or her business as currently conducted, currently contemplated to be conducted, or previously conducted during such six-year time period (collectively, “Professional Permits”). Schedule 3.13(b) sets forth a true, correct and complete list of all Permits (other than Professional Permits) necessary for the conduct of each of the Company’s or its Subsidiaries’ business. Each Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of its Permits and all such Permits are valid, in full force and effect and sufficient for the services provided by such Company and each of its Subsidiaries. No loss, expiration, withdrawal, suspension, revocation, cancellation, termination, rescission, modification or refusal to renew of any Permit issued or granted to the Company or any of its Subsidiaries is pending or threatened (including as a result of the transactions contemplated hereby). No Permit issued or granted to the Company or any of its Subsidiaries has been lost, expired, withdrawn, suspended, revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew during the past six (6) years, other than routine expiration in accordance with the terms of any such Permit (and replacement with a new Permit as necessary for the conduct of the Companies’ business within the time period required by applicable Laws). No Professional Permit has been lost, expired, withdrawn, suspended, revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew while the applicable Professional was providing services for any Company during the past six (6) years, other than routine expiration in accordance with the terms of any such Professional Permit (and replacement with a new Professional Permit as necessary for the conduct of the Companies’ business within the time period required by applicable Laws). No event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit of any Company or which permits or, after notice or lapse of time or both, would permit restriction, limitation, deactivation, suspension, refusal to renew, revocation or termination of any such Permit. (i) No Company nor any of its Subsidiaries has received written notice or oral communication of the pending or threatened revocation, suspension, lapse, modification, or limitation of any such Permit; (ii) there are no provisions in, or Contracts relating to, any such Permits that preclude or limit any Company or any of its Subsidiaries from operating and carrying on its business as currently conducted; and (iii) no notice of cancellation, breach, termination, revocation or default or of any dispute concerning any Permit of any Company set forth on Schedule 3.13(b) has been received in writing by any Company, in each case, other than routine expiration in accordance with the terms of any such Permit.

(c) Each Company and each of its Subsidiaries maintains a compliance program that meets all requirements under applicable Law. Each Company and each of its Subsidiaries is, and has been in the last six (6) years, in compliance in all material respects with its compliance program. Each Company and each of its Subsidiaries (1) conducts training and education programs, auditing and monitoring reviews, (2) has promptly and thoroughly investigated any reports of alleged compliance violations and has taken corrective actions as determined to be warranted, including repayment of any overpayments, and (3) has no current material compliance problems.

(d) To the Knowledge of the Companies, there is no proposed change in any applicable Law that would require any Company to obtain any Permit not set forth on Schedule 3.13(b) in order to conduct the Companies’ business as presently conducted.

(e) Each Company and each of its Subsidiaries is, and has been for the last six (6) years, in compliance in all material respects with all Health and Welfare Laws, HIPAA, all federal and state Laws governing money transmitters, payment processors, and other money services applicable to such Company and each of its Subsidiaries, and all applicable rules and guidelines of Payment Programs and payment industry self-regulatory organizations applicable to such Company and each of its Subsidiaries.

3.14 Information Privacy and Data Security.

(a) Each Company is in compliance and has at all times complied in all material respects with all applicable Privacy Laws governing the privacy, security, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure, or other protection of Personal Information created, received, maintained, transmitted, or destroyed by such Company, all policies and procedures of such Company, all contractual obligations to which such Company is bound and all industry standards binding upon such Company (collectively, the “Privacy Requirements”).

(b) No Company has suffered any information security or privacy breach or other incident that has resulted in any unauthorized access to, use of and/or disclosure of any Personal Information or any information technology systems on or through which the Personal Information is processed or stored. Each Company has posted to its website and each of its online sites and services, including all mobile applications, terms of use or service and a privacy policy that complies with Privacy Laws and that accurately reflects its practices concerning the collection, use, and disclosure of Personal Information in such online sites, services, and mobile applications. Each Company has sufficient controls in place to ensure the information security needs and address the risks and vulnerabilities of such Company in light of such Company’s business, technology and information systems and the Personal Information processed by such Company.

(c) Each Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the entity’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; (iii) made available true and accurate copies of all Information Security Reviews; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities. Each Company provides its employees with regular training on privacy and data security matters. No Company has made, or been required by Privacy Laws to make, any disclosures or other notification to any Person or Governmental Authority regarding an actual or potential use or disclosure of information in violation of Privacy Laws.

(d) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of any of the Companies, the Companies have in accordance with all applicable Privacy Requirements, entered into valid, binding and enforceable written data processing agreements with any such third party to (i) comply with applicable Privacy Requirements with respect to Personal Information, (ii) act only in accordance with the instructions of the Companies, (iii) take appropriate steps to protect and secure Personal Information from data security incidents, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement, and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information.

(e) There have not been any claims or proceedings related to any data security incidents or any violations of any Privacy Requirements, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and no Company has received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Privacy Laws, or any subject access or other individual rights requests made pursuant to the Privacy Laws, with respect to Personal Information from any Person or Governmental Authority, and there is no such ongoing proceeding, claim, investigation or allegation. The consummation of any of the transactions contemplated hereby, will not violate any applicable Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. None of the Companies are subject to the European General Data Protection Regulation or other privacy or data protection laws from any jurisdiction outside of the United States.

(f) The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of each Company as currently conducted. The Company IT Assets have not malfunctioned or failed at any time since each Company’s inception in a manner that resulted in significant or chronic disruptions to the operation of that Company’s business, except to the extent that any such failures have been adequately remedied. The Company IT Assets do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Company IT Assets contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. Each Company has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to the Companies’ Knowledge, no Person has gained unauthorized access to any Company IT Assets.

3.15 Taxes.

(a) Each Company has duly and timely filed all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws. All Taxes due and owing by each Company (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 3.15, no Company is currently the beneficiary of any extension of time within which to file any Tax Returns.

(b) No claim has ever been made by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns or pay Taxes that such Company is or may be subject to taxation by that jurisdiction.

(c) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.

(d) The unpaid Taxes of each Company through the Base Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Base Balance Sheet, and all unpaid Taxes of each Company for all Tax periods commencing after such date arose in the ordinary course of business consistent with past practice.

(e) Each Company has timely and properly deducted, withheld or collected (as required by applicable Law): (i) all required amounts from payments to its employees, officers, directors, agents, contractors, nonresidents, members, lenders and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. Each Company has timely remitted and reported all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(f) No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Knowledge of the Companies, threatened with regard to any Tax or Tax Returns of or with respect to any Company. No Company has received in writing from any Governmental Authority (including jurisdictions where no Company has filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Company. The Companies have delivered or made available to Buyers correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Company in connection with any taxable periods since January 1, 2017.

(g) No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) No Company is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income Tax purposes.

(i) No Company has distributed Equity Interests of another Person, and has not had its Equity Interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within two years of the date hereof.

(j) No Company would be a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code if it were taxable as a C corporation for U.S. federal income tax purposes.

(k) No Company is nor has it been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). Each Company has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(l) No Company is subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(m) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date, (vi) the application of Sections 951, 951A or 965 of the Code, (vii) an ownership interest in any “passive foreign investment company” within the meaning of the Code, or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of any Company from any Pre-Closing Tax Period to any period (or portion thereof) ending after such date.

(n) No Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any commercial agreement entered into in the ordinary course of business, the principal purposes of which is not related to Taxes), and no Company has any other obligation to pay any Tax on behalf of any other Person or indemnify or reimburse any other Person for any Tax. No Company has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(o) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company, and no power of attorney with respect to Taxes with respect to any Company is in effect.

(p) The taxable year of each Company is, and always has been, the calendar year ending on December 31 for U.S. federal (and applicable state and local) income tax purposes. Each Company is, and always has been, a cash method taxpayer for U.S. federal (and applicable state and local) income tax purposes.

(q) No Company has made an election to defer any Tax payments under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar election under federal, state or local Law). Each Company has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

(r) The provisions of Section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder will not prevent any of the assets of University Pharmacy from qualifying as “amortizable section 197 intangibles” within the meaning of Section 197 of the Code in the hands of Buyers.

(s) Prior to the Q-Sub Election, each Company, other than Century Physicians Group, LLC, has had a valid election in effect under Section 1362 of the Code (each, an “S Corp Election”), or a valid Q-Sub Election in place for such Company to be treated as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code and applicable provisions of substantially similar state Law, for all taxable years since inception and such S Corp Election or Q-Sub Election, as applicable, has never been terminated or revoked. At all times following the Q-Sub Election, University Pharmacy has been classified and treated as either (i) a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code and applicable provisions of substantially similar state law, or (ii) an entity disregarded as separate from its parent within the meaning of Treasury Regulation Section 301.7701-2(c) and applicable provisions of substantially similar state law. No Company has, in the past five (5) years, acquired assets from another corporation in a transaction in which such Company’s Tax basis was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor. Century Physicians Group, LLC is classified as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c) and applicable provisions of substantially similar state law.

3.16 Employees.

(a) Schedule 3.16(a) contains a complete and accurate list of all of the employees of each Company, setting forth for each employee his or her position or title; Permits held in relation to their role with the Companies; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus or commission potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. Schedule 3.16(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees or leased employees of each Company or other agents employed or used by any Company and classified by the Companies as other than employees (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, initial date retained by the applicable Company, the primary location from which services are performed, fee or compensation arrangements, average hours worked per week and any notice period required for termination of the relationship.

(b) Except as set forth on Schedule 3.16(b), in the past 12 months (i) no officer or key employee’s employment with any Company has been terminated for any reason; and (ii) to the Knowledge of the Companies, no employee or Contingent Worker, or group of employees or Contingent Workers, have expressed any plans to terminate his, her or their employment or service arrangement with any Company.

(c) Except as set forth on Schedule 3.16(c): (i) Each Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, including Laws related to COVID-19 (as related to labor, employment or employment practices), fair employment practices, pay equity, restrictive covenants, equal opportunity, harassment, discrimination, retaliation, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours, including with respect to the classification of employees for purposes of federal, state and local Law and payment of minimum wage and overtime, (ii) no Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers, (iii) there are no, and within the last five (5) years there have been no, formal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Companies, threatened against any Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally, (iv) none of the employment policies or practices of any Company is currently being audited or investigated, (v) neither any Company nor any of their respective officers or employees, is, or within the last five (5) years has been, subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters and (vi) each Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986.

(d) Currently and within the five (5) years preceding the date of this Agreement, no Company is, nor has been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).

(e) Each Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is and has been otherwise in compliance in all material respects with such Laws. To the extent that any Contingent Workers are employed or used, each Company has properly classified and treated them in accordance with applicable Laws.

(f) No Company is a joint employer with any of its vendors, suppliers or any other Person.

(g) Except as set forth on Schedule 3.16(g): (i) there is no, and during the past five (5) years there has not been, any labor strike, picketing of any nature, organizational campaigns, multi-employee labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of the Companies, threatened against or affecting the business of the Companies; (ii) the Companies have no duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on any Company, or being negotiated, with respect to the Companies’ operations or any employee or Contingent Worker; and (iv) no Company has engaged in any unfair labor practice.

(h) No Company has experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of any Company or one or more facilities or operating units within any site of employment or facility of any Company. During the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Companies.

(i) Schedule 3.16(i) identifies each employee of each Company who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with any Company.

(j) Except as set forth on Schedule 3.16(j), all employees of each Company are employed at-will and no employee is subject to any employment Contract with any Company.

(k) In the last five (5) years, no allegations of sexual harassment have been made to any Company against any employee or Contingent Worker of any Company and no Company has otherwise become aware of any such allegations. To the Knowledge of the Companies, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any Company or any of their respective employees, directors or independent contractors.

(l) The consummation of the transactions contemplated in this Agreement will not (i) except as set forth on Schedule 3.16(a), entitle any employee of any Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

(m) During the five (5) year period preceding the date hereof, each Company has paid and continues to pay each of its employees in a manner that complies with the requirements of the Equal Pay Act and/or any other federal, state, or local Laws or regulations pertaining to the equal pay of employees. Except as set forth on Schedule 3.16(m), no Company has conducted a self-evaluation of its employee pay practices that complies with the requirements of any federal, state, or local Laws or regulations permitting an affirmative defense to claims for the violation of equal pay-related Laws or regulations.

(n) (i) Each Company is and at all relevant times has been in compliance with COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan; (ii) each

Company is and has at all relevant times been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; and (iii) to the extent any Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Act, such Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.

3.17 Employee Benefit Plans.

(a) Schedule 3.17(a) sets forth a true, complete and correct list of every Company Employee Plan.

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been delivered to Buyers: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all material modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any Governmental Authority.

(c) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Companies, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(d) (i) Each Company Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including ERISA, the Code, and the Affordable Care Act. (ii) No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (iii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Companies, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Companies, there is no reasonable basis for any such litigation or proceeding. (iv) All payments and/or contributions required to have been timely made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. (v) Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance, in form and operation, with (and has not resulted in the imposition of an excise tax under) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, and the regulations promulgated thereunder.

(e) Neither any Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan,

(iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) Neither any Company nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and no Company has ever promised to provide such post-termination benefits.

(g) (i) Each Company Employee Plan may be amended, terminated, or otherwise modified (including cessation of participation) by a Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of any Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan; (ii) Neither any Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan; (iii) Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability; and (iv) No Company Employee Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

(h) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Companies, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i) No Company Employee Plan is subject to the Laws of any jurisdiction outside the United States.

(j) No Company Employee Plan provides for any Tax “gross-up” or similar “make-whole” payments.

(k) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of any Company or any of its ERISA Affiliates; (ii) further restrict any rights of any Company to amend or terminate any Company Employee Plan; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

3.18 Insurance. Schedule 3.18 contains a true, correct and complete list of each insurance policy maintained by or on behalf of any Company, including the policy type, coverage form, policy number, insurer name and expiration date, together with a claims history for the past two (2) years. All of such insurance policies are valid, binding and in full force and effect, all premiums due and payable with respect to such insurance policies have been paid on a timely basis to date, and for the past six (6) years no Company has ever been: (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. Except as set forth on Schedule 3.18, no Company has, maintains, establishes, sponsors, participates in or contributes to and has never had, maintained, established, sponsored, participated in or contributed to any self-insurance or co-insurance program.

3.19 Environmental Matters.

(a) Each Company is, and has been for the past five (5) years, in compliance in all material respects with all Environmental Requirements and has no material Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and no Company has received any written, or to the Knowledge of the Companies, oral notice, report or information regarding any material Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to such Company or any of its properties or facilities.

(b) Without limiting the generality of the foregoing, each Company has obtained and materially complied with, and is currently in material compliance with, all material Permits and other authorizations that are required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of its business as currently conducted.

3.20 Affiliate Transactions. Except as disclosed on Schedule 3.20, no current or former officer, director, manager, securityholder or other Affiliate of any Company (but for purposes of this representation and warranty and the definition of Insiders, a Company shall not be considered an Affiliate of another Company), Seller or Beneficial Owner or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest, current employee of the Companies and, to the Companies’ Knowledge, any former employee of the Companies or any individual related by blood, marriage or adoption to any current or former employee of the Companies (collectively with the Sellers and Beneficial Owners, the “Insiders”), is, or has been within the past five (5) years, directly or indirectly, a party to any Contract or transaction with any Company or which is pertaining to the business of the Companies, in either case other than any arrangement entered into as a direct result of their being engaged as an employee, officer, director or manager of a Company reflecting fair market, arms’-length terms (each, an “Exempted Arrangement”), or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Companies other than as a securityholder of a Company (collectively, “Affiliate Transactions”). Schedule 3.20 hereto describes: all services provided to or on behalf of any Company by any Insider and to or on behalf of any Insider by any Company and all transactions or Contracts among any Company, on the one hand, and any Insider, on the other hand (including, in each case, the costs charged to or by any Company) and a description of all relationships and affiliations among all parties to any such arrangements or transactions, in each case, other than any bona fide Exempted Arrangement. Except as disclosed on Schedule 3.20, each of the Affiliate Transactions is on fair market, arms’-length terms.

3.21 No Brokers. Except as set forth on Schedule 3.21, no broker, finder, agent or similar intermediary has acted on behalf of any Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with any Company, or any action taken by or on behalf of any Company.

3.22 Indebtedness. Except as set forth on Schedule 3.22, no Company has any Indebtedness.

3.23 Illegal Payments. No Company nor any of their respective directors, officers, owners, employees, Professionals, or agents have offered, authorized, made or received on behalf of any Company any payment or contribution of any kind in violation of any Laws, directly or indirectly, including payments, gifts or gratuities, to any Person. No Company nor any of their respective directors, officers, owners, employees, Professionals or agents in their capacity as such are the subject of any allegation, voluntary disclosure, to the Knowledge of the Companies, investigation, prosecution or other enforcement action related to any payment or contribution of any kind in violation of any Laws.

3.24 International Trade.

(a) Each Company is, and since their respective dates of organization or formation have been, in compliance with all applicable Laws concerning the exportation of any products and services, including those administered by the United States Department of Commerce (the “DOC”), including the Export Administration Regulations, the United States Department of State (the “DOS”), including the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130) and the United States Department of the Treasury (the “DOT”). Each Company is, and since each Company’s date of formation or organization (as applicable) has been, in compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control (“OFAC”) within the DOT. Each Company is, and since their respective dates of organization or incorporation (as applicable) have been, in compliance with the anti-boycott Laws administered by the DOC, the United States Foreign Corrupt Practices Act, and all applicable Laws administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(b) No member, manager, director, officer, employee or agent of any Company or any Sellers are identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”) or Consolidated Sanctions List, (ii) the Bureau of Industry and Security of the DOC “Denied Persons List,” “Entity List” or “Unverified List,” (iii) the Office of Defense Trade Controls of the DOS “list of Debarred Parties,” (iv) the Financial Sanctions Unit of the Bank of England “Consolidated List,” (v) the Solicitor General of Canada’s “Anti-Terrorism Act Listed Entities,” (vi) the Australian Department of Foreign Affairs and Trade “Charter of the United Nations (Anti-terrorism – Persons and Entities) List,” (vii) the United Nations Security Council Counter-Terrorism Committee “Consolidated List,” or (viii) European Union Commission Regulation No. 1996/2001 of October 11, 2001. Neither any Seller nor any Company is or has been involved in, directly or to the Companies’ Knowledge indirectly, any business arrangements, transactions or other dealings with or involving countries subject to economic or trade sanctions imposed by the United States Government, or, to the Companies’ Knowledge, with or involving SDNs or Persons identified on the Consolidated Sanctions List, in each case, in violation of the regulations maintained by OFAC.

3.25 Investment Company Status. No Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.26 Pandemic Funding.

(a) Schedule 3.26 contains a true and complete description of all Pandemic Funding received by each Company. Without limiting the foregoing, each Company complies, and has at all times complied, in all material respects with all applicable requirements of all Pandemic Funding under related guidance available as of the relevant time, including, but not limited to, all information presented and certifications made to obtain Pandemic Funding, and the rules and regulations regarding each Company’s eligibility to apply for, receive and defer amounts thereunder. Each Company maintains policies and controls to verify and document all relevant and material aspects of any applications and certifications made to obtain and retain any material funds, and the use of any funds received or taxes deferred under all Pandemic Funding and to demonstrate material compliance therewith resulting out of a government audit of such Pandemic Funding, or otherwise. No Company has received any notice to the effect that, or otherwise been advised that, it is not in compliance with the statutory and regulatory requirements of any Pandemic Funding, and no Company has any reason to anticipate that any existing circumstances are likely to result in a material violation of any Pandemic Funding.

(b) If applicable, each Company complies, and has at all times complied, in all material respects with all applicable requirements of the Employee Retention Tax Credit program under the CARES Act. Without limiting the forgoing, each Company that received or requested any Employee Retention Tax Credit funds did so by properly and timely, filing all necessary forms, including IRS Form 941 and, if applicable, IRS Form 7200. No Company has received any notice to the effect that, or otherwise been advised that, it is not in compliance with the statutory and regulatory requirements of the Employee Retention Tax Credit program, and no Company has any reason to anticipate that any existing circumstances are likely to result in a material violation of any aspect of such program.

3.27 Health and Welfare Laws; Payment Programs

(a) Schedule 3.27(a) lists all claims, statements, notices, or correspondence (including all correspondence or communications with Governmental Authorities, intermediaries or carriers) concerning or relating to any Governmental Healthcare Program that involves, relates to or alleges: (i) any violation of any applicable Law, rule, regulation, policy or requirement of any such program or any deficiency or irregularity with respect to any activity, practice or policy of any Company and any of its Subsidiaries; or (ii) any violation of any applicable Law, rule, regulation, policy or requirement of any such program or any deficiency or irregularity with respect to any claim for payment or reimbursement made by each Company or any of its Subsidiaries or any payment or reimbursement paid to any Company and any of its Subsidiaries and except as listed in Schedule 3.27(a), there are no such material violations, deficiencies, or irregularities nor are there any grounds to reasonably anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Governmental Authority, intermediary or carrier, or any person acting on any Governmental Authority’s behalf, with respect to any of the activities, practices, policies or claims of any Company and any of its Subsidiaries, claims prepared, coded, or submitted, or any payments or reimbursements claimed by any Company and any of its Subsidiaries. No Company nor any of its Subsidiaries is currently subject to any outstanding audit or claims reviews by any such Governmental Authority, intermediary or carrier other than routine audits or claim reviews, and there are no grounds to reasonably anticipate any such audit in the foreseeable future, except for immaterial repayments, refunds or recoupments related to ordinary claims determination decisions in the ordinary course of business.

(b) Except as set forth in Schedule 3.27(b), no Company nor any of its Subsidiaries has violated in any material respect any, and each Company and its Subsidiaries is in compliance in all material respects with all, applicable Health and Welfare Laws. No Company nor any of its Subsidiaries has received any notice to the effect that it is not in compliance with any Health and Welfare Laws, and there is no reason to anticipate that any existing facts or circumstances are reasonably likely to result in a violation in any material respect of any Health and Welfare Law by any Company or any of its Subsidiaries.

(c) None of the Companies nor any of their Subsidiaries or Affiliates has made or is preparing to make any voluntary or self-disclosure to any Governmental Authority regarding any potential material non-compliance with any Health and Welfare Laws.

(d) Each Company and its Subsidiaries maintain a compliance program consistent with applicable Law and have at all times conducted their operations in accordance with such compliance program in all respects. The Companies and all Subsidiaries have provided to Buyers an accurate and complete copy of their respective current compliance program materials, including, to the extent applicable, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms and disciplinary policies.

(e) All reports, statements, or other filings required to be filed by the Companies and any Subsidiaries with any Governmental Authority have been filed and when filed were truthful and complied with the applicable requirements of the Governmental Authority in all material respects.

(f) No Company nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.

(g) All Payment Programs in which any Company or its Subsidiaries or Affiliates currently participates are set forth on Schedule 3.27(g) (the “Company Payment Programs”) by listing the name of each agreement with a Company Payment Program, and the parties, the effective date, and any amendments to such agreement. The applicable Company is a participating provider, in good standing, in each Company Payment Program. There is no threatened, pending or concluded investigation, and there is no pending or concluded, or to the Knowledge of the Companies, threatened civil, administrative or criminal proceeding relating to the participation by the applicable Company, or any Professional (in relation to their role with the Companies), in any Company Payment Program. Except as disclosed in Schedule 3.27(g), neither any Company nor any Professional is subject to, nor has it, he or she been subjected to, any pre-payment review or other review by any Company Payment Program. No Company Payment Program has requested or threatened any recoupment, refund, or set-off from any Company or Professional and there is no basis therefor, except for refunds, repayments or recoupments in the ordinary course of business. No Company Payment Program has imposed a fine, penalty or other sanction on any Company or any Professional. Neither any Company nor any Professional, nor any Company’s Subsidiaries, Affiliates, directors, managers, members, shareholders, general partners, officers, employees, vendors, independent contractors, or agents, has been suspended, excluded or debarred from participation in any Payment Program, including any Company Payment Program, nor are any such actions pending or, to the Knowledge of the Companies, threatened. Neither any Company nor any Professional, nor any Company’s Subsidiaries, Affiliates, directors, managers, shareholders, members, general partners, officers, employees or agents has submitted to any Payment Program, including any Company Payment Program, any false or fraudulent claim for payment, nor has any Company, any Professional, nor any Company’s Subsidiaries, Affiliates, directors, managers, shareholders, members, general partners, officers, employees or agents at any time violated any condition for participation, or any rule, regulation, policy or standard of, any such Payment Program except for routine surveys, inspections and other regular inspections that have been resolved to the satisfaction of such surveyor or inspector with immaterial liabilities or obligations of the Companies.

(h) Neither any Company nor any of its Subsidiaries, Affiliates, directors, shareholders, managers, members, general partners, officers, employees or agents has, directly or indirectly, in the past six (6) years: (a) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, past or present medical director, physician, other health care provider, supplier, contractor, third party, or Payment Program in order to induce or directly or indirectly obtain business or payments from such Person, including any item or service for which payment may be made in whole or in part under any Payment Program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Payment Program except for those permitted by or excluded from Health and Welfare Laws; (b) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including in money, property or services) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other Person except for those in compliance with Health and Welfare Laws; (c) made or agreed to make, or has been made, or, to the Knowledge of the Companies, is aware that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the Laws of the United States or under the Laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (d) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; (e) made or received or agreed to make or receive, or, to the Knowledge of the Companies, is aware that there has been made or received or that there has been any intention to make or receive, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment; (f) been reprimanded, sanctioned or disciplined by any licensing board or any federal or state Governmental Authority, or professional society or specialty board and with regard to any Payor received written notice of any material overpayments or termination of any associated Company Payment Programs; (g) had a final judgment or settlement without judgment entered against it in connection with a malpractice or similar action except for those that have been resolved without any material liability or obligation of such Person; (h) been the subject of any criminal complaint, indictment or criminal proceedings; (i) received written or oral notice of any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating Health and Welfare Laws, or engaging in other billing improprieties; (j) been a party to a Corporate Integrity Agreement with the Office of the Inspector General or is a party to a monitoring agreement or deferred prosecution agreement; (k) reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (l) been the subject of any Government Health Care Program investigation conducted by any federal or state Governmental Authority that has not been resolved or that was resolved with material liability or obligations of such person; (m) been a defendant in any qui tam/False Claims Act litigation; (n) been served with or received any search warrant, subpoena, civil investigation demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the Business); or (o) received any complaints through any Company’s or any Subsidiaries’ compliance “hotline” from employees, independent contractors, vendors, or any other Persons that could reasonably be considered to indicate that any Company or any of its Subsidiaries materially violated, or is currently in material violation of, any Law; or (p) received written or oral notice of any allegation, or any investigation or proceeding based on any allegation of any Company’s employees or agents violating professional ethics or standards relating to his or her medical practice.

(i) Neither any Company nor any of its Subsidiaries or Affiliates, nor any current or previous officer, director, manager, member, shareholder, owner, independent contractor, employee or agent, of any Company or any of its Subsidiaries or Affiliates, has been convicted of, formally charged with or received written or oral notice of any investigations for a Payment Program-related material offense or material violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances, or is currently or has in the past been debarred, excluded or suspended from participation in any Payment Program or any federal government procurement program, for, or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct or obstruction of an investigation of controlled substances.

(j) To the extent required by applicable Laws, any employees and agents of any Company and any of its Subsidiaries who provide professional medical services (i) are licensed healthcare providers who maintain and have maintained, an active and unrestricted license in the state in which they provide such services without being subject to any disciplinary or corrective action at all times when rendering services on behalf of the Companies and any of their Subsidiaries and (ii) have been at all relevant times when rendering services on behalf of the Companies validly registered with the United States Drug Enforcement Administration (“DEA”) under Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, 21 U.S.C. § 801, et seq. (commonly known as the Controlled Substances Act). The Companies have provided to Buyers complete copies of all such professional licenses and registrations of the health care professionals that are in the Companies’ or their Subsidiaries’ possession or under the Companies’ or their Subsidiaries’ control.

(k) All billing practices, including but not limited to, diagnosis and procedure coding and risk adjustment claims submission of each Company with respect to all Payment Programs have been true and correct and in compliance in all material respects with all applicable Laws, and all regulations and policies of all such Payment Programs. No Company has billed for or received any payment or reimbursement in excess of amounts permitted by Law or the rules and regulations of Payment Programs. Except as set forth on Schedule 3.27(k), no Company has received notice of any potential overpayment from any Payment Program and there are no pending or accepted self-disclosures by any Company to any Payment Program for any overpayment.

(l) No Company possesses or holds any property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

3.28 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3 AND IN SECTION 4, THE SELLERS, THE BENEFICIAL OWNERS AND THE COMPANIES DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OF THE SELLERS, THE BENEFICIAL OWNERS OR THE COMPANIES).

(b) THE SELLERS, THE BENEFICIAL OWNERS AND THE COMPANIES DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYERS EXCEPT AS CONTAINED IN THIS SECTION 3 AND IN SECTION 4, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE SELLERS, THE BENEFICIAL OWNERS, THE COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYERS’ WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

SECTION 4.REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND BENEFICIAL OWNERS.

Each Seller and each Beneficial Owner, severally and not jointly (such that no Seller or Beneficial Owner is making a representation or warranty on behalf of any other Seller or Beneficial Owner and with each Seller or each Beneficial Owner being fully liable and responsible for its respective breaches or inaccuracies), hereby represent and warrant to Buyers, as of the date hereof, that:

4.1 Organization and Qualification. Such Seller or such Beneficial Owner (as applicable), if an entity, is duly organized, formed or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdictions of their organization and of the jurisdictions in which they do business. Neither such Seller nor such Beneficial Owner, if an entity, is in and has not been in default under or in violation of any provision of its organizational documents, as amended and currently in effect.

4.2 Authority, Power and Enforceability. Such Seller or such Beneficial Owner (as applicable) has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. Such Seller or such Beneficial Owner (as applicable) has duly approved, executed and delivered this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of such Seller or such Beneficial Owner are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller or such Beneficial Owner, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Seller and such Beneficial Owner is a party, assuming due execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding agreements of such Seller or such Beneficial Owner, as applicable, enforceable against such Seller or such Beneficial Owner, in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters.

4.3 No Conflicts; Required Filings and Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by such Seller or such Beneficial Owner of this Agreement and all Ancillary Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under any Contract to which such Seller or such Beneficial Owner is a party or by which any of its respective assets are bound, or result in the creation of a Lien (except for Permitted Liens) on any of the properties or assets of any Company pursuant to any Contract to which such Seller or such Beneficial Owner is a party or by which any of its respective assets are bound; (b) contravene, require any consent or notice under or violate or result in a violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of such Seller’s organizational documents (if such Seller is an entity); (c) contravene or violate or result in a violation of, or constitute a breach or default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any judgment or order of, or any restriction imposed by, any court or Governmental Authority applicable to such Seller or such Beneficial Owner; or (d) require from such Seller or such Beneficial Owner any notice to, declaration or filing with, or consent or approval of, any Governmental Authority.

4.4 Title to Seller Securities. Such Beneficial Owner has good and valid title to and unrestricted power to vote (and sell, as applicable), free and clear of any Lien (other than any restrictions under the Securities Act and applicable state securities Laws or Liens created pursuant to any financing of Buyers), all of the issued and outstanding Equity Interests of the applicable Seller that is an entity (the “Seller Securities”), as set forth on Schedule 4.4. Such Beneficial Owner is not a party to any option, warrant, purchase right or other Contract that could require such Beneficial Owner to sell, transfer or otherwise dispose of any Seller Securities, or that gives any other Person any rights with respect to the Seller Securities owned by such Beneficial Owner. Such Beneficial Owner is not a party to any voting trust, proxy or other Contract with respect to the voting of any Seller Securities. Except for the Seller Securities, no other equity interests or other voting securities of any Seller that is an entity are issued, reserved for issuance or outstanding.

4.5 Litigation. There are no actions, suits, proceedings, Orders or, or to such Seller’s or Beneficial Owner’s knowledge, investigations pending or, to such Seller’s or, to such Beneficial Owner’s knowledge, threatened against or affecting such Seller or such Beneficial Owner, at law or in equity, or before or by any Governmental Authority, and to such Seller’s or such Beneficial Owner’s knowledge, there is no reasonable basis for any of the foregoing, and such Seller or such Beneficial Owner is not subject to any outstanding Order issued by any Governmental Authority, in each case, which would adversely affect the ability of such Seller or such Beneficial Owner to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder.

4.6 No Brokers. Except as disclosed on Schedule 4.6, there is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of such Seller or such Beneficial Owner or any of their respective Affiliates who might be entitled to any brokerage, finder’s fee, commission or similar fee from such Seller or such Beneficial Owner in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.7 Illegal Payments. No Seller, Beneficial Owner nor any of their respective trustees, directors, officers, employees or agents have offered, authorized, made or received on behalf of any Seller or any Beneficial Owner any illegal payment or contribution of any kind, including any payment in violation of any Laws of any Governmental Authority, directly or indirectly, including payments, gifts or gratuities, to any Person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons. No Seller, Beneficial Owner, nor any of their respective trustees, directors, officers, employees or agents, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to illegal payment Laws.

4.8 Regulatory Matters. No Seller or Beneficial Owner is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement Orders, or similar agreements imposed by any Governmental Authority. No Seller or Beneficial Owner is currently debarred, suspended, or excluded from participation in any Payment Program nor are any such actions pending or, to the knowledge of such Seller or such Beneficial Owner, threatened.

4.9 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3 AND IN THIS SECTION 4, THE SELLERS AND THE BENEFICIAL OWNERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE BUYERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OF THE SELLERS OR BENEFICIAL OWNERS).

(b) THE SELLERS AND THE BENEFICIAL OWNERS DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYERS EXCEPT AS CONTAINED IN SECTION 3 AND IN THIS SECTION 4, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY SELLERS AND BENEFICIAL OWNERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYERS’ WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

SECTION 5.REPRESENTATIONS AND WARRANTIES CONCERNING BUYERS.

Each Buyer hereby represents and warrants to the Sellers and the Beneficial Owners, as of the date hereof, that:

5.1 Organization. Such Buyer is duly formed and organized or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation and of the jurisdictions in which it does business.

5.2 Authority, Power and Enforceability. Such Buyer has all necessary authority and power to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. Such Buyer has duly approved, executed and delivered this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which such Buyer is a party, assuming due authorization, execution and delivery by the other parties thereto constitute the valid and binding agreements of such Buyer, enforceable against such Buyer in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or the relief of debtors and (ii) general principles of equity, including rules of law governing specific performance, injunctive relief and other equitable matters.

5.3 No Conflicts; Required Filings and Consents. The execution, delivery and performance by such Buyer of this Agreement and the Ancillary Agreements to which it is a party and the performance of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which such Buyer is a party or by which any of its assets are bound, (b) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of such Buyer’s organizational documents, (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to such Buyer or (d) require from such Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority (other than as required by the HSR Act).

5.4 Investment Intent. Such Buyer is acquiring the Pharmacy Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Law. Such Buyer acknowledges that the Pharmacy Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available. Such Buyer is an “accredited investor” as defined in Rule 501(a) under Regulation D promulgated under the Securities Act or otherwise a sophisticated investor for purposes of the Securities Act. Such Buyer understands that the Pharmacy Securities to be purchased by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof and that each Seller’s and Beneficial Owner’s reliance on such exemption is predicated in part upon the representations of each Buyer set forth in this Section 5.4.

5.5 Litigation. There are no actions, suits, proceedings, Orders or, or to such Buyer’s knowledge, investigations pending or, to such Buyer’s knowledge, threatened against or affecting such Buyer, at law or in equity, or before or by any Governmental Authority, and to such Buyer’s knowledge, there is no reasonable basis for any of the foregoing, and such Buyer is not subject to any outstanding Order issued by any Governmental Authority, in each case, which would adversely affect the ability of such Buyer to consummate in any material respect the transactions contemplated by this Agreement and the Ancillary Agreements and perform all of its material obligations hereunder and thereunder.

5.6 SEC Filings. (i) CHI has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “CHI SEC Reports”); (ii) each of the CHI SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder applicable to the CHI SEC Reports; (iii) as of their respective dates of filing, the CHI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading; (iv) as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CHI SEC Reports; (v) each of the financial statements (including, in each case, any notes thereto) contained in the CHI SEC Reports, including those of Cano Health, Cano Pharmacy and their respective Affiliates, was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly present in all material respects the financial position of CHI, Cano Health and Cano Pharmacy as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes); provided, however, CHI makes no representation with respect to the accounting treatment of its public warrants and private warrants; (vi) no financial statements other than those of CHI are required by GAAP to be included in the consolidated financial statements of CHI; and (vii) CHI is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange; and (viii) since January 1, 2021, CHI, Cano Health, and Cano Pharmacy have not suffered a Buyer Material Adverse Effect.

5.7 Equity Consideration Shares. Assuming the accuracy of each Equity Consideration Asset Seller’s representations and warranties set forth in Section 3 and Section 4, no registration under the Securities Act is required for the offer, issuance or sale of the Equity Consideration Shares to the Equity Consideration Asset Sellers and the Equity Consideration Shares will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto. The Equity Consideration Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. The Equity Consideration Shares are duly and validly issued, fully paid and nonassessable, and each Equity Consideration Share shall be issued free and clear of preemptive rights and all Liens (other than any restrictions under the Securities Act, applicable state securities Laws and the Lock-Up Agreements).

5.8 No Brokers. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of such Buyer who might be entitled to any fee or commission from such Buyer in connection with the transactions contemplated by this Agreement.

5.9 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 5, BUYERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE SELLERS, THE BENEFICIAL OWNERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO THE SELLERS, THE BENEFICIAL OWNERS AND/OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OF THE BUYERS).

(b) BUYERS DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO THE SELLERS OR THE BENEFICIAL OWNERS EXCEPT AS CONTAINED IN THIS SECTION 5, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE BUYERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

SECTION 6. POST-CLOSING COVENANTS AND AGREEMENTS.

6.1 Confidentiality. During the Restricted Period, each Seller and each Beneficial Owner agrees to, and shall take commercially reasonable measures to cause its respective agents, representatives, Affiliates, employees, officers and directors (in each case, as applicable) to, treat and hold as confidential all of each Company’s Trade Secrets, processes, patent applications, products, brands (including product specifications, recipes, formulas or manufacturing processes), product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of contracts operations methods, supplier information and relationships, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of each Company which may be contained in or related to the Purchased Assets, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information and the organization documents and other corporate records and information of each Buyer and each Company (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly other than due to a disclosure by a Seller or Beneficial Owner in breach of this Agreement. In the event that any Seller, any Beneficial Owner, or any of their agents, representatives, Affiliates, employees, officers or directors (as applicable) becomes legally compelled to disclose any Confidential Information, such Person shall to the extent permitted by Law provide Buyers with prompt written notice of such requirement so that Buyers (at their cost and expense) may seek a protective order or other remedy or waive compliance with the provisions of this Section 6.1. In the event that a protective order or other remedy is not obtained within the time before such disclosure is required or if Buyers waive compliance with this Section 6.1, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and shall cooperate with any reasonable requests of Buyers (at Buyers’ sole cost and expense) so that Buyers may seek to obtain reasonable assurances that confidential treatment will be accorded such information. Notwithstanding anything to the contrary in this Agreement, each Seller and each Beneficial Owner shall be able to disclose and use Confidential Information in connection with the enforcement of the rights and remedies of such Party pursuant to this Agreement or any of the other Ancillary Agreements or in any claim, action or proceeding between a Seller or a Beneficial Owner, on the one hand, and a Buyer Indemnified Party (including University Pharmacy following the Closing), on the other hand. Notwithstanding the foregoing, each Seller and each Beneficial Owner that is a party to the TSA may use Confidential Information to the extent reasonably necessary to perform the services set forth in the TSA.

6.2 Enrollment Termination; Preservation of Records; Treatment of Medical Records.

(a) Each Asset Seller agrees that it shall not until the end of the Management Period (as defined in the TSA), without the prior written consent of Buyers, take any action to change, alter, amend, fail to keep in good standing, close, or terminate any national provider identifiers or enrollments that are required under each Asset Seller’s Payor agreements, Payment Programs, or any other federal or state insurance program, unless such change, alteration, amendment, failure to keep in good standing, closure or termination is due to the arrangement between the Asset Sellers and the Buyers pursuant to the TSA. Except as expressly provided to the contrary herein (including pursuant to Section 6.2(b)), each Asset Seller shall preserve and keep a copy of (i) all books and records relating to the Business as conducted and the Purchased Assets owned prior to the Closing Date for a period of seven (7) years (or for such longer period that may be required under applicable Law) after the Closing, and (ii) all contracts and books and records relating thereto entered into prior to the Closing Date for a period of five (5) years after the Closing. Each Asset Seller shall provide the Buyers and their Representatives with access (for the purpose of examining and copying at Buyers’ sole expense), during normal business hours, to the materials described above as soon as practicable after written request for such access from any Buyer and their Representatives; provided however that Buyers shall not be afforded or permitted access to the Sellers’ Pre-Closing Privileged Communications.

(b) Upon Closing, Cano Health shall assume possession and custody of the medical records of the applicable Asset Seller’s patients for services provided before the Closing Date (the “Seller Medical Records”). Thereafter, upon any Asset Seller’s request and subject to any requirements or restrictions related to disclosure of medical records under applicable Law, Cano Health will permit the Asset Sellers or their Representatives to have access to the Seller Medical Records for reasonable purposes, including but not limited to complying with a valid request to disclose the Seller Medical Records and as otherwise permitted by applicable Law. Cano Health shall provide access to the Seller Medical Records during normal business hours and as soon as practicable after request, and the Asset Sellers and their Representatives shall have the right to inspect and copy the Seller Medical Records at the Asset Sellers’ sole expense. To the extent that any further authorization or activity is required from any Asset Seller in relation to the transfer of ownership of medical records subject to this Section 6.2, such Asset Seller will use commercially reasonable efforts to cooperate with the Buyers, at Buyers’ expense, in providing such necessary authorization or activity. Except as expressly set forth in this Section 6.2, the Buyers shall bear no costs and provide no administrative or other support to the Asset Sellers with respect to the Asset Sellers’ access to such records, nor shall any Buyer have any obligation to assist in any response to a request for the disclosure of the Seller Medical Records. Cano Health shall preserve and keep a copy of the Seller Medical Records for a period of seven (7) years (or for such longer period that may be required under applicable Law) after the Closing.

6.3 Tax Matters.

(a) Tax Treatment. For U.S. federal (and applicable state and local) income Tax purposes, the Parties agree that the transactions contemplated under this Agreement will be reported in a manner consistent with the treatment described in this Section 6.3(a), and no Party shall take a position on any Tax Return or any proceeding with respect to Taxes inconsistent with the such treatment, unless otherwise required by applicable Law or a final “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar provision of state, local or non-U.S. Law). The Reorganization is intended to be treated as a reorganization described in Section 368(a)(1)(F) of the Code, and the Equity Purchase and Asset Purchase are each intended to be treated as the purchase of assets of the Companies in transactions governed by Section 1001 of the Code.

(b) Allocation of Purchase Price. Within thirty (30) days following the Closing Date, Buyers shall prepare and deliver to Sellers’ Representative an allocation for Tax purposes of the Cash Consideration and Equity Consideration (plus the Liabilities actually or deemed to be assumed for federal income tax purposes plus any other relevant items) among the assets of the Companies in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”); provided, that the Parties agree that, for purposes of the Allocation, an amount equal to $5,000 shall be allocated to the covenants and other obligations set forth in Section 6.4. The Allocation shall be subject to Sellers’ Representative’s review and comment; provided, that, if Sellers’ Representative shall have any one or more objections to the Allocation, Sellers’ Representative shall deliver a detailed statement describing its objections to Buyers within thirty (30) days after receiving the Allocation. Buyers shall consider in good faith any reasonable comments made by Sellers’ Representative to the Allocation that are timely received pursuant to the preceding sentence. Buyers shall prepare and deliver to Sellers’ Representative, from time to time, for Sellers’ Representative’s review and comment (and subject to the same procedures set forth above that apply to the Allocation), revised or supplemental copies of the Allocation (the “Revised Allocation”) so as to report any matters on the Allocation that need updating or as may be required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Allocation and any Revised Allocation (each as finally determined hereunder) shall be conclusive and binding upon Buyers, Sellers’ Representative, Sellers and Beneficial Owners for all Tax purposes, and the Parties agree that all Tax Returns (including IRS Form 8594 and any supplements thereto) shall be prepared in a manner consistent with (and the parties shall not otherwise take a Tax position on a Tax Return or otherwise that is inconsistent with) the Allocation and any Revised Allocation (each as finally determined hereunder) unless required by the IRS or any other applicable taxing authority.

(c) Preparation of Tax Returns.

(i) Sellers’ Representative, at the Sellers’ cost and expense, shall (A) prepare and file (or cause to be prepared and filed) all (x) Tax Returns of University Pharmacy that are due before the Closing Date taking into account any extensions of time to file such returns (the “Pre-Closing Returns”) and (y) income Tax Returns of University Pharmacy for any Pre-Closing Tax Period for which items of income, deductions, credits, gains or losses are passed through to the Sellers or Beneficial Owners under applicable Law (the “Pass-Thru Returns” and, together with the Pre-Closing Returns, the “Seller Prepared Returns”) and (B) timely pay (or cause the Sellers or Beneficial Owners to timely pay) all Taxes that are shown as payable with respect to any Seller

Prepared Returns, except to the extent the amount of any such Taxes was included in the calculation of Indebtedness of University Pharmacy, as finally determined. For the avoidance of doubt, Seller Prepared Returns shall not include any Tax Returns of the Sellers. Sellers’ Representative shall prepare all Seller Prepared Returns in a manner consistent with past practice, unless otherwise required by applicable Law. Sellers’ Representative shall submit a draft of any Seller Prepared Return to Buyers for review at least thirty (30) days before the earlier of (1) the due date for filing thereof or (2) the date such Tax Return is actually filed, and, if Buyers disagree with any such Seller Prepared Return that would reasonably be expected to adversely impact Buyers or their Affiliates (including University Pharmacy) after the Closing Date and Buyers provide written notice to Sellers’ Representative within twenty (20) days of receipt of such Tax Return, Buyers and Sellers’ Representative shall attempt to resolve any such disagreement in good faith. If such disagreement cannot be resolved by the Parties within 5 days, it shall be submitted, to a nationally-recognized accounting firm mutually acceptable to the Parties (the “Accountants”) for resolution. The costs, expenses and fees of the Accountants shall be borne by the Party (for this purpose Buyers collectively constituting only one Party) whose calculation of the Tax due on such Tax Return has the greatest difference from the final amounts as determined by the Accountants under this Section 6.3(c)(i). The Accountants shall notify Buyers and the Sellers’ Representative of their determination no later than twenty (20) days after submission of the disagreement to them.

(ii) Buyers shall prepare and file (or cause University Pharmacy to prepare and file) all Tax Returns of University Pharmacy (other than Seller Prepared Returns) for any Pre-Closing Tax Period that are due after the Closing Date (the “Buyer Prepared Returns”). All Buyer Prepared Returns shall be prepared in a manner consistent with past practice of University Pharmacy, unless otherwise required by applicable Law. Each Buyer Prepared Return shall be submitted to Sellers’ Representative for Sellers’ Representative’s review and comment (A) in the case of any income Tax Return, at least thirty (30) days prior to the due date of such income Tax Return (taking into account extensions) and (B) in the case of any other Tax Return that shows an amount for which Sellers are responsible under the terms of this Agreement, as soon as reasonably practicable prior to the due date of such Buyer Prepared Return. If Sellers’ Representative disagrees with any such Buyer Prepared Return and Sellers’ Representative provides written notice to Buyers within twenty (20) days of receipt of such Tax Return, Buyers and Sellers’ Representative shall attempt to resolve any such disagreement in good faith. If such disagreement cannot be resolved by the Parties within 5 days, it shall be submitted, to the Accountants for resolution in a manner consistent with Section 6.3(c)(i). Sellers’ Representative, on behalf of Sellers, shall pay to Buyers those Taxes shown on any Buyer Prepared Return (and with respect to any Buyer Prepared Return for any Straddle Period allocated to Seller in a manner consistent with Section 6.3(g)) no later than five (5) Business Days before Buyers are required to file such Buyer Prepared Returns with the applicable taxing authority (taking into account any extensions timely filed by a Company), except to the extent the amount of any such Taxes was included in the calculation of Indebtedness of the Companies, as finally determined.

(d) Transfer Taxes. Buyers shall pay any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Buyers shall prepare and file, or provide to Sellers’ Representative for filing by any Seller, as required by applicable Law, any Tax Return required to be filed in connection with such Transfer Taxes. If any Seller is required by applicable Law to file any such Tax Return, the applicable Buyer shall pay to the Sellers’ Representative the amount of such Transfer Taxes required to be paid with such Tax Return no later than five (5) Business Days before such Seller is required to file such Tax Return. The applicable Parties shall cooperate preparing and in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(e) Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by Buyers or Sellers’ Representative, in connection with (i) the preparation and filing of any Tax Return of the Companies, (ii) any Tax Contest, and (iii) any other matter under this Agreement relating to Taxes the Companies, in each case with respect to any Pre-Closing Tax Period (including any Straddle Period). Such cooperation shall include the retention and, upon Buyers’ or Sellers’ Representative’s request, the provision of records and information that are reasonably relevant to any such Tax matter and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies, Sellers and Beneficial Owners agree to: (A) retain all books and records relevant to Tax matters of the Companies with respect to Pre-Closing Tax Periods until the expiration of the statute of limitations (and any extensions thereof) of the applicable Tax period, and (B) give Buyers reasonable written notice prior to destroying or discarding any such books and records and, if Buyers so request upon such notice, Sellers and Beneficial Owners shall allow Buyers to take possession of such books and records.

(f) Tax Contests. If, at any time after the Closing, Buyers or the Companies receive notice of any proposed assessment of Taxes or the commencement of any Tax audit or administrative or judicial Tax proceeding with respect to Taxes payable by the Companies for a Pre-Closing Tax Period (a “Tax Contest”), then Buyers shall promptly notify Sellers’ Representative, in writing, of such notice; provided, that no failure or delay of Buyers or the Companies in providing such notice shall reduce or otherwise affect the obligations of Sellers pursuant to this Agreement, except to the extent that Sellers are prejudiced as a result of such failure or delay. Buyers shall control the defense, compromise or other resolution of any such Tax Contest; provided, that if a Tax Contest relates solely to a Pass-Thru Return, Sellers’ Representative shall have the right to assume control, at Sellers’ expense, of such Tax Contest if within fifteen (15) days of receiving notice of the Tax Contest Sellers’ Representative notifies Buyers of its intent to take control of such Tax Contest; provided, further, that (i) Buyers shall have the right to participate in the defense of any such Tax Contest and to employ its own counsel at its expense and (ii) Sellers’ Representative shall not settle any such Tax Contest without Buyers’ written consent, not to be unreasonably withheld, conditioned or delayed. If Sellers’ Representative does not elect to control such Tax Contest, or for any other Tax Contest that relates to a Pre-Closing Tax Period, Buyers shall control such Tax Contest; provided, that Sellers’ Representative shall have the right to participate in the defense of such Tax Contest and to employ its own counsel at its expense. In the event of a conflict between the provisions of this Section 6.3(f) and Section 7.2(c) with respect to a Tax Contest, the provisions of this Section 6.2(f) shall control.

(g) Straddle Period Taxes. Wherever applicable for this Agreement, in the case of a Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which the Companies holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h) Tax Free Reorganization Matters. Each of the Parties intends that, for United States federal income tax purposes, (a) the Equity Consideration Reorganization will qualify as a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Parties shall not take any position inconsistent with such treatment, including on any Tax Returns or in any audit, absent a final “determination” to the contrary within the meaning of Section 1313 of the Code.

(i) Tax Gross-Up.

(i) If any of the Sellers or the Beneficial Owners incurs a greater federal, state or local income Tax liability than it would have incurred had (i) the stock of the Equity Consideration Sellers been transferred by UHC Holdings, Inc. to Cano Health in exchange for the Equity Consideration, (ii) the stock of the Cash Consideration Sellers been sold by the Beneficial Owners to Buyers and (iii) the Equity Interests of University Pharmacy (without the completion of the Reorganization) been sold by Margarita Quevedo to Cano Pharmacy, including additional income Taxes attributable to (a) differences in U.S. federal income Tax rates applicable to (1) ordinary income and short-term capital gains and (2) long-term capital gains, (b) corporate income taxes imposed upon any Seller with respect to the sale or deemed sale of its assets (including the treatment of the Equity Purchase as a sale of the assets of University Pharmacy for Tax purposes), and (c) additional state or local income Taxes imposed on any Beneficial Owner as a result of the Asset Sale or the treatment of the Equity Purchase as a sale of the assets of University Pharmacy for tax purposes (any such increase in income Taxes for the Sellers and the Beneficial Owners in the aggregate, the “Additional Taxes”), Buyers shall pay to Sellers’ Representative the amount necessary, such that after all additional federal, state and local income Taxes payable by the Sellers or the Beneficial Owners, as applicable, as a result of the receipt of the additional payment are taken into account, the net amount received by the Sellers and the Beneficial Owners is equal to the amount of the Additional Taxes (the “Tax Gross-up”). The Additional Taxes and the Tax Gross-up shall be computed based on the allocation of the Cash Consideration and Equity Consideration as determined pursuant to Section 6.3(b) (as modified, if applicable, by a final determination with a Tax authority). The Additional Taxes and the Tax Gross-up agreed to between the Parties as of the Closing is the Tax Gross Up Amount.

(ii) Within 30 days of the filing of the Sellers’ Tax Returns for the taxable year that includes the Closing Date, Sellers shall deliver to Buyers, for Buyers’ review and comment, a schedule setting forth an updated calculation of the Additional Taxes (the “Revised Additional Taxes”) and the Tax Gross-up (the “Revised Tax Gross-up”). Such calculations delivered by Sellers’ Representative shall be final and binding on Buyers unless Buyers objects within thirty (30) calendar days after receipt thereof by notifying Sellers’ Representative in writing. If Buyers provide timely notice of an objection to Sellers’ Representative’s computation of Revised Additional Taxes or the Revised Tax Gross-Up, Sellers’ Representative and Buyers shall use reasonable efforts to resolve such dispute; provided, that if they are unable to do so within thirty (30) calendar days following the Buyers’ notice to Sellers’ Representative of an objection to Sellers’ Representative’s calculation of Revised Additional Taxes and Revised Tax Gross-up, then Buyers and Sellers’ Representative shall submit such dispute, to the Accountants for resolution. The costs, expenses and fees of the Accountants shall be borne by the Party (for this purpose Buyers collectively constituting only one Party) whose calculation of Revised Tax Gross-up has the greatest difference from the final amounts as determined by the Accountants under this Section 6.3(i). The Accountants shall notify Buyers and Sellers’ Representative of their determination no later than twenty (20) days after submission of the disagreement to them. If the Revised Tax Gross-up, as finally determined, is greater than the Tax Gross-up, Buyers shall pay such difference to the Sellers (by wire transfer of immediately available U.S. funds to the account(s) designated by the Sellers’ Representative) within ten (10) calendar days of the Revised Tax Gross-up being agreed to or finally determined by the Accountants, in each case pursuant to this Section

6.3(i). If the Revised Tax Gross-up, as finally determined, is less than the Tax Gross-up, the amount of such difference shall be deemed Losses for which the Buyers are entitled to indemnification under Section 7 and shall be solely recoverable from the Equity Consideration Owners, severally and not jointly (with each of the Equity Consideration Owners being liable in accordance with such Equity Consideration Owner’s Equity Consideration Share Percentage Interest), only by the forfeiture and delivery of Equity Consideration Shares or delivery of proceeds received from the sale of Equity Consideration Shares, in each case, pursuant to Section 7.2(c)(iii) and this Section this Section 6.3(i). Any payments or adjustments made pursuant to this Section 6.3(i) shall constitute an adjustment of the Closing Cash Purchase Price for Tax purposes and shall be treated as such by the Parties on their Tax Returns, except to the extent otherwise required by Law.

6.4 Non-Competition; Non-Solicitation.

(a) During the five (5) year period immediately following the Closing Date (the “Restricted Period”), each Restricted Party will not: (i) directly or indirectly, anywhere in the Restricted Territory, whether as owner, partner, stockholder, consultant, agent, employee or co-venturer, engage (or actively prepare to engage), render services for or invest in any Person that is engaged in the business of operating (A) a managed service organization providing administrative support services to physicians, (B) primary care physician clinics or (C) a pharmacy (collectively, the “Business”); provided, however, that no Restricted Party shall be prohibited from (x) owning up to five percent (5%) of the outstanding equity securities of a company engaged in the Business that is publicly traded on a national securities exchange or in the over the counter market so long as such Person has no active participation in connection with the business of such company, (y) acting as an employee of the Buyers or their respective Affiliates (including, after the Closing, University Pharmacy) or (z) owning the Equity Consideration Shares; (ii) directly or indirectly, recruit or attempt to recruit any person that is employed or engaged by any Buyer or its Affiliates (including, after the Closing, University Pharmacy) or otherwise solicit, induce or influence, or attempt to solicit, induce or influence, any such person, in each case, to leave employment or engagement with any Buyer or its Affiliates (including, after the Closing, University Pharmacy); provided, however, that neither (x) a general solicitation not specifically targeted at the employees of any Buyer or its Affiliates (including, after the Closing, University Pharmacy), nor (y) soliciting, inducing, hiring or influencing any family member of such Restricted Party, shall be a violation of this clause (ii); or (iii) directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any referral source, customer, supplier, patient, provider client, integration partner or vendor of any Buyer or their respective Affiliates (including, after the Closing, University Pharmacy) to terminate or otherwise modify adversely its business relationship with any Buyer or their respective Affiliates (including, after the Closing, University Pharmacy); provided, however, that performing the services set forth in the TSA by a Restricted Party or its Affiliates that is a party to the TSA shall not be a violation of this Section 6.4(a).

(b) A “Restricted Party” means each of the Asset Sellers, Margarita Quevedo and Michael Quevedo.

(c) “Restricted Territory” means anywhere in the United States.

(d) Each Restricted Party understands that the restrictions set forth in this Section 6.4 are intended to protect the interests of the Buyers and their respective Affiliates in their proprietary information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agree that such restrictions are reasonable and appropriate for this purpose. Each Restricted Party further acknowledges and agrees that the time, scope, geographic area and other provisions of this Section 6.4 have been specifically negotiated by sophisticated parties and absent each Restricted Party’s agreement to comply with the restrictions set forth in this Section 6.4, Buyers would not have entered into the transactions contemplated by this Agreement. Each Restricted Party’s obligations under this Section 6.4 are independent of any other obligation Buyers or their respective Affiliates has to such Restricted Party, including any such obligation under this Agreement. The existence of any claim or cause of action by any Seller or any Beneficial Owner against Buyers or their respective Affiliates, or Buyers or their respective Affiliates against any Seller or any Beneficial Owner, as applicable, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any Buyer or its Affiliates of the restrictive covenants contained in this Section 6.4.

(e) The Parties expressly agree that the subject matter, length of time, geographical scope, and range of activities, as applicable, contained in this Section 6.4 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the restrictive covenants set forth in this Section 6.4 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of any Restricted Party that may be enforceable under applicable Law, to the fullest extent of such enforceability to assure Buyers of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure Buyers of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall be deemed eliminated from the provisions hereof.

6.5 Further Assurances. Each of the Parties hereto shall, after the Closing, use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as any other Party hereto may reasonably request in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

6.6 R&W Policy. Buyers and its Affiliates will not amend, waive or otherwise modify the R&W Policy, without the written consent of Sellers’ Representative (such consent not to be unreasonably withheld, delayed or conditioned, provided that Sellers’ Representative withholding consent for any reason or no reason to the extent such amendment, waiver or modification relates to subrogation rights against the Sellers or the Beneficial Owners shall not be deemed unreasonable). After the Closing, the Sellers and Beneficial Owners shall provide reasonable cooperation and information to allow the Buyer and its Affiliates to complete the underwriting of the R&W Policy. In addition, after the Closing, the Sellers and Beneficial Owners will reasonably consider requests from the Buyers that the Equity Consideration Owners to provide special indemnities to cover matters subject to deal specific exclusions under the R&W Policy (for clarity, excluding standard non-deal specific exclusions such as actual knowledge), including with respect to matters discovered by Buyer in its diligence that cannot be fully remedied prior to the Closing; provided however that the sole recourse of the Buyer Indemnified Parties for indemnification pursuant to any such agreed to special indemnities shall be the Equity Consideration Shares.

6.7 Asset Seller Bank Accounts. The Sellers and Beneficial Owners hereby agree that the bank accounts of any Asset Seller that were used in the business of the Asset Sellers prior to the Closing, which contain any Cash and Cash Equivalents immediately prior to the Closing, that are associated with the service funds of any Payor or that contain any amounts necessary to satisfy any Payor Reserve Requirement shall in each case be deemed as Purchased Assets hereunder (the “Buyer Beneficiary Accounts”), and accordingly, none of the Sellers or Beneficial Owners shall, directly or indirectly, effect any transactions with regards to the Buyer Beneficiary Accounts, including but not limited to, the withdrawal or transfer of any funds from such bank accounts or the grant or pledge of any security interest or Lien in such bank accounts to any Person, in each case without the prior written consent of the Buyers. The Sellers and

Beneficial Owners further agree that, to the extent the Buyers or their representatives have not been given full access and control of any of the Buyer Beneficiary Accounts as of the Closing, they shall each reasonably cooperate with the Buyers to provide Buyers or any of its Representatives such access and control as are necessary for the Buyers to take control of such Buyer Beneficiary Accounts. For the avoidance of doubt, (x) Buyers or their representatives will not be granted access to any bank account of any Asset Sellers other than the Buyer Beneficiary Accounts and no access of Buyers or any of its representatives shall be given to any other bank accounts established by the Asset Sellers to receive the Closing Cash Purchase Price, the Cash Consideration or any other payment due to the Asset Sellers pursuant to this Agreement (which accounts shall in no event include any of the Buyer Beneficiary Accounts) and (y) all Cash and Cash Equivalents that arise from, relate to or are otherwise generated by the Purchased Assets (other than the Closing Cash Purchase Price or the Cash Consideration), whether or not paid into the Buyer Beneficiary Accounts, shall be for the account of the Asset Buyers, and accordingly, to the extent that any Seller or any Beneficial Owner is in receipt of any such Cash and Cash Equivalents, such amounts shall be promptly remitted to the Asset Buyers.

6.8 Employee Matters.

(a) At the Employment Termination Date (as defined in the TSA), Cano Health shall extend offers of employment on an “at-will” basis to each of the Designated Workers (as defined in the TSA) (the “Continuing Personnel”) with cash compensation and benefits applicable to the Continuing Personnel (including cash compensation, salary, cash incentive compensation opportunities, medical benefits, other welfare benefits, and employee fringe benefits) that are substantially comparable, in the aggregate, to the terms and conditions of employment of each Continuing Personnel provided by the Companies immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Section 6.8 shall guarantee any Continuing Personnel the right to continued employment or retention for any period of time.

(b) Cano Health shall use commercially reasonably efforts to (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Continuing Personnel and (ii) provide each Continuing Personnel with credit for any co-payments and deductibles paid prior to the Employment Termination Date (as defined in the TSA) in satisfying any applicable deductible or out-of-pocket requirements under such group health plan. For vesting and eligibility (other than benefits under a defined benefit pension plan), all service of the Continuing Personnel with the Companies (including any predecessors thereof) shall be recognized by Cano Health as if such service were with Cano Health; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Company Employee Plan that such Company Personnel participated in or was a member or beneficiary of as of the Closing. To the extent that any Continuing Personnel is not immediately eligible to enroll in the Cano Health’s group medical, vision and/or dental insurance plans on the Employment Termination Date (as defined in the TSA) as a result of a probationary or waiting period or pre-existing condition limitations and similar limitations, then Cano Health shall reimburse such Continuing Personnel for Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA premiums paid by such Continuing Personnel to maintain medical, vision and dental insurance coverage through the date the such Continuing Personnel is eligible to enroll in Cano Health’s medical, vision and dental insurance plans, in each case at the same percentage of premiums as were paid by the relevant employer prior to the Employment Termination Date.

(c) This Section 6.8 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.8 shall not create any right in any employee, independent contractor or any other Person to any continued employment with the Companies, Buyers, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

6.9 Dental Assets. Notwithstanding anything herein to the contrary, the Asset Sellers shall hold back from the purchase and sale contemplated hereby and not deliver to the Asset Buyers any Dental Assets. Each Assets Seller hereby agrees that, following the Closing, it shall use its commercially reasonable efforts to transfer and assign the Dental Assets to Cano Dental for no additional consideration.

6.10 Payor Reserves and Deficits. Promptly following the Closing, the Companies shall have terminated any letters of credit that are currently in place for the purpose of satisfying the reserve requirement under any Contract with any Payor (each, a “Payor Reserve Requirement”), including the letter of credit for approximately $500,000 that is currently in place to satisfy the Payor Reserve Requirement with CarePlus. An amount of the Closing Cash Purchase Price equal to $3,181,928.38 shall be redirected and paid, on behalf of the Companies, to CarePlus in order to (i) satisfy the Payor Reserve Requirement with CarePlus; and (ii) reduce the deficit that currently exists in the service fund with CarePlus.

6.11 Affiliated Vehicle Leases. Promptly following the Closing, but effective as of prior to the Closing, the Companies and Kentucky Avenue Holdings, LLC shall have terminated the Affiliated Vehicle Leases and transferred title with respect to the vehicles leases under such Affiliated Vehicle Leases to one of the Companies (the “Designated Vehicles”). To the extent that good and valid title to such Designated Vehicles is not effectively transferred to one of the Asset Buyers pursuant to the purchase and sale contemplated by Section 2.1(c), each of the Sellers and Beneficial Owners hereby agrees that, following the Closing, they shall use their commercially reasonable efforts to cause the transfer and assign and assignment of title to such Designated Vehicles to an Asset Buyer or one of their designees for no additional consideration; provided, however, that none of the Sellers or the Beneficial Owners shall be required to pay any consideration or make any concession therefor.

SECTION 7. INDEMNIFICATION AND RELATED MATTERS.

7.1 Survival.

(a) Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith shall survive the Closing Date until the Applicable Limitation Date of such representation, warranty, covenant or agreement. For purposes of this Agreement, the “Applicable Limitation Date” (i) for (x) the representations and warranties set forth in this Agreement or in any certificate or instrument delivered in connection herewith and (y) the covenants and agreements related to Indemnified Taxes set forth in this Agreement (for the avoidance of doubt, including Section 7.2(a)(ii)), shall be the date that is twelve (12) months following the Closing Date, and (ii) for all covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith (other than with respect to Indemnified Taxes), and for the certifications underlying all certificates delivered hereunder, shall be the end of the period contemplated by their respective terms or if such covenant or agreement does not specify an applicable time period, such covenant or agreement shall survive until the earlier of (x) the date that is thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and (y) the six (6) year anniversary of the Closing Date. The Parties hereto acknowledge and agree that with respect to any claims for indemnification pursuant to this Agreement, the survival periods set forth above shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. Except as provided in Section 7.1(b), immediately following the last day of each Applicable Limitation Date, the representations, warranties, covenants and agreements to which such Applicable Limitation Date applies shall expire automatically and be of no further force or effect thereafter.

(b) Claims Notices. No Claim Notice for indemnification pursuant to this Section 7 may be delivered by a Buyer Indemnified Party or Seller Indemnified Party in relation to a representation, warranty, covenant or agreement after the expiration of the Applicable Limitation Date for such representation, warranty, covenant or agreement; provided, that if Buyers or Sellers’ Representative, as applicable, deliver a Claim Notice in accordance with Section 7.2(e) prior to the Applicable Limitation Date for the representation(s), warranty(ies), covenant(s) or agreement(s) with respect to which the claim set forth in such Claim Notice relates, such claim shall survive until resolved or judicially determined.

7.2 Indemnification.

(a) Seller Indemnification Parameters. Subject to each of the limitations, terms and conditions set forth in this Section 7, the Equity Consideration Owners shall, severally and not jointly (with each of the Equity Consideration Owners being liable in accordance with such Equity Consideration Owner’s Equity Consideration Share Percentage Interest), indemnify and hold harmless Buyers and their respective Affiliates (including University Pharmacy after the Closing), officers, directors, managers, employees, stockholders, members, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party,” and together, the “Buyer Indemnified Parties”) from and against any Losses that a Buyer Indemnified Party suffers or sustains as a result of or arising out of, without duplication:

(i) any inaccuracy or breach of any representation or warranty made by University Pharmacy, any Seller or any Beneficial Owner contained in Section 3 or Section 4;

(ii) any Indemnified Taxes;

(iii) any failure to perform or breach of any covenant or agreement by any Seller or any Beneficial Owner; or

(iv) (A) any Indebtedness of any Company, (B) any Transaction Expenses of any Company, Seller or Beneficial Owner or (C) any Excluded Asset (but for the avoidance of doubt, not for any Losses that a Buyer Indemnified Party suffers or sustains solely as a result of or arising out of not receiving any Excluded Asset) or any Excluded Liability, and in each case of clauses (A), (B) and (C) of this Section 7.2(a)(iv), not including any amounts that (1) paid in full at the Closing, (2) taken into account in the determination of the Closing Cash Purchase Price or (3) included in the definition of Indemnified Taxes.

(b) Buyer Indemnification Parameters. Subject to each of the limitations, terms and conditions set forth in this Section 7, the Buyers shall, jointly and severally, indemnify and hold harmless the Sellers, the Beneficial Owners and their respective Affiliates, officers, directors, managers, employees, stockholders, members, agents, representatives, successors and permitted assigns (each, a “Seller Indemnified Party,” and together, the “Seller Indemnified Parties”) from and against any Losses that a Seller Indemnified Party suffers or sustains as a result of or arising out of, without duplication:

(i) any inaccuracy or breach of any representation or warranty made by any Buyer contained in Section 5;

(ii) any failure to perform or breach of any covenant or agreement by any Buyer or, following the Closing, University Pharmacy; or

(iii) any Purchased Asset or Assumed Liability.

(c) Manner of and Limitations on Recovery; Determination of Losses. Notwithstanding anything to the contrary contained in this Agreement or in any Ancillary Agreement:

(i) No Equity Consideration Owner shall be liable to the Buyer Indemnified Parties for indemnification under this Section 7 with respect to claims for indemnification pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) until the aggregate amount of Losses sustained by the Buyer Indemnified Parties in respect of indemnification pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) exceeds the Buyer Deductible, at which point the Buyer Indemnified Parties shall be entitled to indemnification with respect thereto pursuant to and as permitted in this Section 7 only for the amount of Losses in excess of the Buyer Deductible solely by the forfeiture and delivery of Equity Consideration Shares or delivery of proceeds received from the sale of Equity Consideration Shares, in each case, pursuant to Section 7.2(c)(iii). Notwithstanding anything herein to the contrary, except as to Fraud, the maximum aggregate Liability of the Equity Consideration Owners for indemnification pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) shall in no event exceed an aggregate amount equal to the Seller Deductible and once the retention under the R&W Policy is satisfied the Buyer Indemnified Parties shall seek recovery for any Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 7.2(a)(i) and/or Section 7.2(a)(ii) solely from the R&W Policy.

(ii) Losses pursuant to Section 7.2(a)(iii), Section 7.2(a)(iv) for which the Buyer Indemnified Parties are entitled to indemnification under this Section 7 shall be, except as to Fraud, solely recoverable from the Equity Consideration Owners, severally and not jointly (with each of the Equity Consideration Owners being liable in accordance with such Equity Consideration Owner’s Equity Consideration Share Percentage Interest), only by the forfeiture and delivery of Equity Consideration Shares or delivery of proceeds received from the sale of Equity Consideration Shares, in each case, pursuant to Section 7.2(c)(iii).

(iii) In the event that any indemnifiable Losses are payable to a Buyer Indemnified Party pursuant to this Section 7 and in accordance with Section 7.2(e)(i) (the “Indemnity Payment Amount”), such amounts are to be solely satisfied from and out of the Equity Consideration Shares as set forth in this Section 7.2(c)(iii), and the Buyer Indemnified Party owed an Indemnity Payment Amount shall have the right to acquire from each Equity Consideration Owner, and each Equity Consideration Owner shall be required to transfer to the applicable Buyer Indemnified Party, for no consideration, a number of Equity Consideration Shares with an aggregate Equity Consideration Share Per Share Issuance Price equal to the applicable Indemnity Payment Amount (such shares, the “Forfeited Indemnity Shares”). If a Buyer Indemnified Party exercises its rights hereunder to recover the Forfeited Indemnity Shares after an agreement or final, non-appealable order described in Section 7.2(e)(i) that finally determined the applicable Indemnity Payment Amount, such Buyer Indemnified Party shall give Sellers’ Representative written notice of such (a “Forfeit Notice”), which Forfeit Notice shall include the amount of Equity Consideration Shares to be forfeited by each Equity Consideration Owner, a reasonable description of the circumstances giving rise to the Buyer Indemnified Party’s entitlement to such and a copy of the agreement or final, non-appealable order described in Section 7.2(e)(i) that finally determined the applicable Indemnity Payment Amount. Each Equity Consideration Owner shall transfer the Forfeited Indemnity Shares to the applicable Buyer Indemnified Party within fifteen (15) Business Days after delivery to Sellers’ Representative of a valid and correct Forfeit Notice and if such Forfeited Indemnity Shares are not so transferred, the applicable Buyer Indemnified Party shall have the right, without any further action on the part of the Buyer Indemnified Parties, Equity Consideration Owners or any other Person, to transfer on the books of the issuer of the Forfeited Indemnity Shares and to cancel any and all certificates, if any, representing such Forfeited Indemnity Shares. Upon any acquisition and transfer of Forfeited Indemnity Shares, Buyer Indemnified Parties shall issue to each Equity Consideration Owner a new certificate (if such securities are certificated) representing any Equity Consideration Shares owned by such Equity Consideration Owner in excess of the Forfeited Indemnity Shares. If and solely to the extent that (x) an Equity Consideration Owner sells, transfers or otherwise conveys, directly or indirectly, all or any portion of the Equity Consideration Shares during the period in which they maintain indemnification obligations pursuant to this Section 7, (y) the Indemnified Parties are entitled to an Indemnity Payment Amount on a finally determined basis pursuant to the terms hereof and (z) the applicable Equity Consideration Owner does not hold a sufficient number of Equity Consideration Shares necessary to satisfy such Indemnity Payment Amount pursuant to the terms of this Section 7.2(c)(iii), then such Equity Consideration Owner shall be obligated to make a cash payment to the Indemnified Parties in an amount equal to the proceeds that such Equity Consideration Owner received from the sale of the Equity Consideration Shares that would otherwise have been acquired by the Indemnified Parties in order to satisfy the finally determined Indemnity Payment Amount pursuant to the terms of this Section 7.2(c)(iii).

(iv) The maximum aggregate Liability of the Equity Consideration Owners pursuant to this Section 7 shall, except in the case of Fraud (but subject to Section 7.2(c)(v)), in no event exceed the aggregate value of the Equity Consideration Shares on the date hereof and the aggregate liability of each Equity Consideration Owner pursuant to this Section 7 shall in no event exceed such Equity Consideration Owner’s Equity Consideration Share Percentage Interest multiplied by the aggregate value of the Equity Consideration Shares on the date hereof.

(v) Additional Limitations.

(1)

In the case of Fraud in a representation or warranty set forth in Section 4, the Buyer Indemnified Parties shall only be entitled to recover indemnifiable Losses hereunder that the Buyer Indemnified Parties suffer or sustain as a result of or arising out of such Fraud from the Seller or the Beneficial Owner that committed such Fraud.

(2)

The maximum aggregate Liability pursuant to this Agreement, including any Liability arising out of or related to Section 7.2(a)(i), Section 7.2(a)(ii), Section 7.2(a)(iii), Section 7.2(a)(iv) or Fraud, of each Seller and each Beneficial Owner other than the Principal Equityholders shall in no event exceed an aggregate amount greater than the sum of the Closing Cash Purchase Price actually received by such Seller or such Beneficial Owner (as applicable) plus the aggregate value of the Equity Consideration Shares received by such Seller or such Beneficial Owner on the date hereof (such sum, as to each such Seller or each such Beneficial Owner, the “Individual Equityholder Cap”); provided that to the extent that the Liability of any such Seller or any such Beneficial Owner (other than the Principal Equityholders) arising out of or as a result of Fraud would exceed such Seller’s or such Beneficial Owner’s Individual Equityholder

Cap but for the application of such cap, then the Buyer Indemnified Parties shall be entitled to recover the amount of such excess above the applicable Individual Equityholder Cap from the Principal Equityholders on a joint and several basis. For the avoidance of doubt, the only indemnification obligations pursuant to this Section 7 of any Seller or any Beneficial Owner, except for the Equity Consideration Owners’ indemnification obligations pursuant to Section 7.2(a), shall be for Fraud.

(vi) The amount of any Losses for which indemnification is provided to any Buyer Indemnified Party pursuant to this Section 7 shall be net of any insurance proceeds (after accounting for any resulting premium increases) or any indemnity, contribution or other payments, recoveries or offsets of a like nature actually received by any Buyer Indemnified Party with respect thereto, provided, however, that if any Buyer Indemnified Party subsequently receives any such proceeds, payments, recoveries, offsets relating to a claim the Losses for which Buyer Indemnified Party has already been indemnified with respect thereto pursuant to this Section 7, solely to the extent the aggregate amount recovered by the Buyer Indemnified Parties for such claim (net of costs of such recovery) exceed their Losses, the Buyer Indemnified Parties shall, promptly after the receipt thereof, either, as applicable, transfer back to the Equity Consideration Owners such excess portion of the Forfeited Indemnity Shares received as indemnification or reimburse cash payments made as indemnification for such Losses by wire transfer of immediately available U.S. funds to the accounts designated by the Sellers’ Representative.

(vii) No Buyer shall be liable for indemnification pursuant to Section 7.2(b)(iii) for Losses suffered or sustained by the Seller Indemnified Parties as a result of or arising out of the applicable Purchased Asset or Assumed Liability to the extent that (A) such Losses are recoverable by the Buyer Indemnified Parties from the Equity Consideration Owner pursuant to Section 7.2(a)(i), Section 7.2(a)(ii), Section 7.2(a)(iii) or Section 7.2(a)(iv) after taking into account each of the limitations (including those in Section 7.2(c)(i)), terms and conditions set forth in this Section 7 or (B) the applicable Purchased Asset or Assumed Liability is the subject of Fraud by University Pharmacy, the Sellers or the Beneficial Owners.

(viii) If any claim for recovery under this Section 7 is based upon a Liability which is contingent only, no Party shall be liable to pay any amounts relating to such claim unless and until such contingent Liability gives rise to an actual obligation to make a payment (but the Buyer Indemnified Parties have the right to give notice of such a claim for recovery before such time).

(ix) Each Buyer Indemnified Party shall promptly take all reasonable steps to mitigate any Losses eligible for indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(d) All of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining (other than the references to Company Material Adverse Effect in Section 3.7(a) and Section 3.10(a)(xxv)): (A) whether a breach of such representation or warranty has occurred and (B) the amount of Losses resulting from or arising out of any such breach of such representation or warranty.

(e) Procedures.

(i) Any Seller Indemnified Party or Buyer Indemnified Party seeking indemnification under this Section 7 (an “Indemnified Party”) shall, in accordance with Section 9.5, give prompt written notice thereof to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”) (including if any action or lawsuit is brought or asserted by a third party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder); provided, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Any claim or request for indemnification hereunder made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto, and, if known and quantifiable, the amount thereof (a “Claim Notice”). The recipient of a Claim Notice may, within thirty (30) Business Days after delivery by the Indemnified Party of such Claim Notice object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice or dispute any amount claimed in any Claim Notice by delivering a written notice specifying in reasonable detail the basis for such objection to, if a Buyer Indemnified Party delivered the applicable Claim Notice, Buyers (on behalf of the Buyer Indemnified Parties) or if a Seller Indemnified Party delivered the applicable Claim Notice, Sellers’ Representative (on behalf of the Seller Indemnified Parties) (a “Dispute Statement”). The Indemnified Party shall reasonably allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the claim(s) set forth in a Claim Notice, and whether and to what extent any amount is payable in respect of such claim(s) and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information as the Indemnifying Party or any of its professional advisors may reasonably request. If a Dispute Statement is not received by the Indemnified Party that delivered a Claim Notice within such thirty (30) Business Day period after delivery of the Claim Notice in accordance with this Section 7.2(e)(i), the Indemnifying Party shall be deemed to have rejected such Claim Notice, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party delivers to Buyers a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above or a Claim Notice is deemed to be rejected pursuant to the immediately preceding sentence, then no amounts related to the portion of the claim in dispute by such Indemnifying Party in such Dispute Statement or no amount for a claim deemed to be rejected (as applicable) shall be payable to the Indemnified Party until either (x) Buyers and Sellers’ Representative jointly agree in writing to the resolution of the amounts owed in relation to the portions of such claim disputed in such Dispute Statement or deemed to be rejected (as applicable), or (y) a court of competent jurisdiction pursuant to Section 9.12(b) enters a final non-appealable order regarding the claim and the amount therefore in dispute in such Dispute Statement or deemed to be rejected (as applicable) accompanied by a written opinion of a counsel of the presenting party to the effect that the court award, judgment or order is from a court of competent jurisdiction pursuant to Section 9.12(b) and that such court award, judgment or order is final and non-appealable.

(ii) So long as the Indemnifying Party acknowledges in writing that it will be liable for any such Third Party Claim subject to the indemnification amount limitations in this Agreement, the Indemnifying Party shall be entitled at its option to assume the defense of such Third Party Claim and the Indemnified Party shall cooperate fully with reasonable requests of the Indemnifying Party related thereto, at the Indemnifying Party’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnifying Party with respect to such defense; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if: (i) the Indemnifying Party would be required to indemnify the Indemnified Party for less than half of the Losses that are reasonably foreseeable to result from any such Third Party Claim, (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, criminal action, criminal indictment, criminal allegation or criminal investigation or (iii) such Third Party Claim seeks an injunction, equitable or other non-monetary relief against the Indemnified Party. Notwithstanding the foregoing, if the defendants in any such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party reasonably shall have concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party does not assume the defense of any Third Party Claim or litigation resulting therefrom in accordance with this Section 7.2(e)(ii), the Indemnified Party shall have the right to defend against such claim or litigation; provided, however, that the Indemnified Party shall keep the Indemnifying Party reasonably informed with respect to such action and any determinations made with respect thereto, and that in settling any action in respect of which indemnification is payable under this Section 7, the Indemnified Party shall act reasonably and in good faith and shall not so settle such action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (A) settle or compromise any Third Party Claim or consent to the entry of any judgment that provides for relief other than the payment of monetary damages that are fully indemnified by the Indemnifying Party hereunder or (B) settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party a release from all liability in respect to such claim.

(iii) Notwithstanding the foregoing, Section 6.3(f) and not this Section 7.2(e) shall govern all Tax Contests.

(f) Exclusive Remedy. The Parties acknowledge and agree that the indemnification provided pursuant to this Section 7 (including with respect of the forfeiture of the Equity Consideration Shares or the recovery of the proceeds from the sale therefrom as specified in Section 7.2(c)(iii)) shall be the sole and exclusive remedy for any monetary damages with respect to any and all claims for any breach of this Agreement or any Ancillary Agreement, including those caused by any breach or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any covenant, agreement or other obligation set forth in this Agreement or the Ancillary Agreements; provided, that, subject to the liability limitations and other terms in Section 7.2(c) pertaining to Fraud, nothing in this Agreement shall limit or restrain (whether a temporal limitation, a dollar limitation, the Buyer Deductible or otherwise) the ability of a Buyer Indemnified Party or Seller Indemnified Party to seek remedies against Buyers, the Sellers or the Beneficial Owners for Fraud. The Parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the Parties hereby waive. In furtherance of the foregoing, the Indemnified Parties hereby waive and release to the fullest extent permitted under applicable Law, the Indemnifying Parties and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against each such Person relating (directly or indirectly) to the subject matter of this Agreement, the Ancillary Agreements (other than the Employment Agreements or the TSA) or the transactions contemplated hereby and/or by reason of the fact that such Indemnifying Party or any of each of their respective Non-Recourse Parties is or was a stockholder, equityholder, officer, director, member, partner or Representative of an Indemnifying Party is or was serving at the request of an Indemnifying Party as a stockholder, equityholder, member, partner or

Representative of another Person (whether such claim is for Losses or otherwise), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters. The provisions in this Agreement relating to indemnification, and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the consideration hereunder. No Indemnified Party may avoid the limitations on liability set forth in this Section 7 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(g) No Effect on R&W Policy. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Section 7), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyers or the Buyer Indemnified Parties to make claims under or recover under the R&W Policy; it being understood that any matter for which there is coverage available under the R&W Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Policy.

(h) Adjustment to Purchase Price. All indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price to the extent permitted by applicable Law.

SECTION 8. SELLERS’ REPRESENTATIVE.

8.1 Appointment . Sellers’ Representative shall have full power and authority to take all actions under this Agreement that are to be taken by Sellers’ Representative, any Seller or any Beneficial Owner. Sellers’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by Sellers’ Representative, any Seller or any Beneficial Owner, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by Sellers’ Representative in connection with this Agreement, dealing with Buyers under this Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof in its capacity as Sellers’ Representative.

8.2 Authorization . Sellers’ Representative shall have the authority to:

(a) receive all notices or documents given or to be given to Sellers’ Representative, any Seller or any Beneficial Owner pursuant hereto or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(b) engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby as Sellers’ Representative may in its sole discretion deem appropriate; or

(c) after the Closing Date, take such action as Sellers’ Representative may in his or her sole discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of any Buyer contained in this Agreement or in any document delivered by any Buyer pursuant hereto, (ii) taking such other action as Sellers’ Representative is authorized to take under this Agreement, (iii) receiving all documents or certificates and making all determinations, in its capacity as Sellers’ Representative, required under this Agreement and (iv) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense or settlement of any claims for which indemnification is sought pursuant to Section 7 and any waiver of any obligation of any Buyer.

8.3 Indemnification of Sellers’ Representative . Sellers’ Representative shall be indemnified by the Sellers and the Beneficial Owners (and not any Buyer or University Pharmacy) for and shall be held harmless against any loss, liability or expense incurred by Sellers’ Representative or any of its Affiliates and any of their respective partners, managers, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to Sellers’ Representative’s conduct as Sellers’ Representative, other than losses, liabilities or expenses resulting from Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be individual obligations of the Sellers and the Beneficial Owners, which obligations may be satisfied as contemplated by Section 8.7. Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by Sellers’ Representative in accordance with such advice, Sellers’ Representative shall not be liable to the Sellers, the Beneficial Owners or any other Person. In no event shall Sellers’ Representative in her capacity as Sellers’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

8.4 Reasonable Reliance . In the performance of its duties hereunder, Sellers’ Representative shall be entitled to: (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Seller, any Beneficial Owner or any Party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

8.5 Limitations . Notwithstanding anything to the contrary in this Agreement or any document related to this Agreement, Sellers’ Representative will only have the power or authority to act regarding matters pertaining to the Sellers and/or the Beneficial Owners as a group and not regarding matters pertaining to an individual Seller in a manner different from the Sellers generally or matters pertaining to an individual Beneficial Owner in a manner different from the Beneficial Owners generally, and the powers conferred on Sellers’ Representative in this Agreement shall not authorize or empower Sellers’ Representative to do or cause to be done any action (including by amending, modifying or waiving any provision of this Agreement or any Ancillary Agreement) that (i) results in the amounts payable hereunder or thereunder to any Seller or any Beneficial Owner being distributed in any manner other than as permitted pursuant to this Agreement, (ii) alters the consideration payable to any Seller or any Beneficial Owner pursuant to this Agreement or any Ancillary Agreement, or (iii) adds to or results in an increase of any Seller’s or any Beneficial Owner’s indemnity or other obligations or liabilities under this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations); provided, however, that defense or settlement (or negotiations related thereto) of an indemnification matter and the calculation of the Closing Cash Purchase Price, in each case otherwise in accordance with this Agreement, shall not constitute a breach of the limitations set forth in clauses (i) through (iii) of this sentence.

8.6 Removal of Sellers’ Representative; Authority of Sellers’ Representative . A majority-in-interest of the Beneficial Owners shall have the right at any time to remove the then-acting Sellers’ Representative to appoint a successor Sellers’ Representative; provided, that neither such removal of the then-acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery of a signed acknowledgment by the successor Sellers’ Representative to Buyers and University Pharmacy that the successor Sellers’ Representative accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to Sellers’ Representative. For all purposes hereunder, a “majority-in-interest of the Beneficial Owners” shall be determined on the basis of their respective record and beneficial ownership of the Sellers and the Pharmacy Securities immediately prior to the Closing. In the event of Sellers’ Representative’s resignation as Sellers’ Representative, death or disability, “Sellers’ Representative” shall mean Michael Quevedo. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any interim or successor Sellers’ Representative.

8.7 Expenses . Sellers’ Representative shall be entitled to reimbursement by the Sellers and the Beneficial Owners for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by Sellers’ Representative in performing its obligations under this Agreement, and each Seller and each Beneficial Owner shall be obligated to pay their respective share of any such out-of-pocket fees and expenses in accordance with the allocations set forth on Appendix I, directly from such Seller and such Beneficial Owner.

8.8 Irrevocable Appointment . Subject to Section 8.6, the appointment of Sellers’ Representative hereunder is irrevocable and any action taken by Sellers’ Representative pursuant to the authority granted in this Section 8 shall be effective and absolutely binding as the action of Sellers’ Representative under this Agreement.

SECTION 9. MISCELLANEOUS.

9.1 Amendment . This Agreement may not be amended, modified or supplemented except: (a) by an instrument in writing signed by or on behalf of Buyers and Sellers’ Representative; or (b) by a waiver in accordance with Section 9.2.

9.2 Waiver . Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except where a specific period for action or inaction is provided in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

9.3 Specific Performance . Each Party agrees that in the event of a breach of this Agreement by such Party, money damages may be inadequate and the other Parties may have no adequate remedy at law. Accordingly, each Party agrees that each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance. If any such action is brought by a Party to enforce this Agreement, each other Party, as applicable, hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

9.4 Expenses . Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, disbursements, costs and expenses of legal counsel, investment bankers, brokers, financial advisors, auditors, accountants or other third party advisors, representatives and consultants) incurred in connection with the negotiation of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby. Buyers shall pay or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions, taxes, and other fees and expenses of such R&W Policy; provided, that fifty percent (50%) of such total premium, underwriting costs, brokerage commissions, taxes, and other fees and expenses payable to the issuer of the R&W Policy (including fees paid to the broker involved in the issuance of the R&W Policy out of amounts paid to the issuer of the R&W Policy) shall be characterized as a Transaction Expense and paid as such at the Closing.

9.5 Notices . All notices, requests, consents, claims, demands, waivers and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given: (a) when personally delivered (with written confirmation of receipt), (b) two Business Days after being mailed by first class mail, return receipt requested, (c) when delivered by express courier service (receipt requested) or (d) when sent via electronic mail to the respective Parties, in each case, at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

If to the Sellers, the Beneficial Owners or Sellers’ Representative:	with a copy to (which shall not constitute notice):

c/o Margarita Quevedo 7740 S.W. 79th Court Miami, Florida 33143 Email: maggieq@bellsouth.net	Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, FL 33131 Attention: David Barkus, Esq. and Jordan Schneider, Esq. Email: David.Barkus@hklaw.com; Jordan.Schneider@hklaw.com

If to Buyers (or University Pharmacy after the Closing): c/o Cano Health, LLC 9725 NW 117 Avenue, Second Floor Miami, FL 33178 Attn: Dr. Marlow Hernandez, CEO E-mail: mhernandez@canohealth.com with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02110

Attn: Chris Wilson, Esq. and Joshua Ratner, Esq.

E-mail: cwilson@goodwinlaw.com; jratner@goodwinlaw.com

9.6 Binding Agreement; Assignment . This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Buyers and Sellers’ Representative, and any attempted assignment in violation of this Section 9.6 shall be null and void ab initio; provided, further, that each Buyer and University Pharmacy may, without the prior written consent of Sellers’ Representative, assign all or any portion of its respective rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries; provided, further, that this Agreement may be assigned as collateral by each Buyer and University Pharmacy, and each Buyer and University Pharmacy may grant a security interest in its respective rights in, to and under this Agreement, in each case, to or for the benefit of any lenders to each Buyer, University Pharmacy and/or any of its respective Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.7 Severability . Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Except as provided in Section 6.4, upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.8 Construction . The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. For purposes of this Agreement unless otherwise explicitly specified to the contrary herein, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The use in this Agreement of a pronoun in reference to a Party hereto shall be deemed to include the corresponding masculine, feminine or neuter form, as the context may require and each definition herein includes the singular and plural and words in the singular or plural form include the plural and singular form, respectively. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Appendixes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Appendixes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date of this Agreement to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time through the date of this Agreement and includes any successor legislation thereto and any regulations promulgated thereunder in effect as of the date of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. When calculating the period of time before which, within which or following which any act is to be done, notice given or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The phrases “date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule or representation or warranty contained in Section 3 or Section 4, as applicable, as though fully set forth in such Disclosure Schedule or representation or warranty for which applicability of such information and disclosure is reasonably apparent notwithstanding the absence of a cross reference contained therein. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. The information in the Disclosure Schedules and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement. Whenever a disclosure summarizes an agreement, contract or other document, such summary is qualified in its entirety by the terms, provisions and conditions of such agreement or other document. Any capitalized term used in the Disclosure Schedules and not otherwise defined therein, has the meaning given to such term in this Agreement. Any headings set forth in the Schedules are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedules.

9.9 Headings and Captions . The headings and captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no heading or caption had been used in this Agreement.

9.10 Entire Agreement . This Agreement, the Exhibits, Appendixes and Disclosure Schedules attached to this Agreement and the Ancillary Agreements contain the sole and entire agreement between the Parties relating to the subject matter hereof an thereof and supersede any prior and contemporaneous understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. The Disclosure Schedules, Appendixes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.11 Counterparts . This Agreement may be executed in two (2) or more counterparts, in each case including by facsimile or portable document format (.pdf), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

9.12 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) The law, including the statutes of limitation, of the State of Delaware shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.13 Parties in Interest . Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that (x) any Person that is a Buyer Indemnified Party or Seller Indemnified Party shall have the right to enforce the obligations contained in Section 7, (y) Holland & Knight is an intended third party beneficiary of Section 9.18 and (z) the Non-Recourse Parties are intended third party beneficiaries of Section 7.2(f) and Section 9.14.

9.14 Non-Recourse . Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any Liability relating to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, except to the extent agreed to in writing by such Non-Recourse Party.

9.15 Press Releases and Announcements; Confidentiality . Except as permitted or expressly contemplated herein, no Party or its Affiliates, directors, officers, employees, managers, advisors, representatives, trustees or agents (“Representatives”) will disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Parties hereto; provided, that the Parties and their Affiliates will be permitted to disclose such information: (a) to their Representatives, stockholders or existing or prospective investors or other financing sources; (b) in connection with enforcing their rights under this Agreement or any Ancillary Agreements or in connection with any claim, action or proceeding between a Seller or a Beneficial Owner, on one hand, and a Buyer Indemnified Party, on the other hand; (c) if such information is generally available to, or known by, the public (other than as a result of disclosure in violation hereof); (d) to the extent required to make any notices, or obtain any consents or approvals, expressly required hereunder; (e) to the extent required by applicable Law (provided that, in such case, the disclosing Party shall provide the other Parties with prompt written notice of such requirement prior to disclosure thereof and shall, upon request therefor by such other Parties, reasonably cooperate with such other Parties to obtain, at such other Parties’ sole cost, a protective order or other remedy); or (f) in connection with a press release approved by Buyers and Sellers’ Representative (provided that the approval of Sellers’ Representative shall not be unreasonably withheld). No press release or public announcement related to this Agreement or the transactions contemplated herein, and, except as expressly provided for in this Agreement, no other announcement or communication to the employees, patients, customers, payors, vendors, or referral sources of the Sellers relating to the same, will be issued or made by any Party without the approval of Buyers and Sellers’ Representative (provided that the approval of Sellers’ Representative shall not be unreasonably withheld). Upon request, each such disclosing Person shall inform the non-disclosing Persons of any disclosures made pursuant to this Section 9.15.

9.16 Release .

(a) For and in consideration of the amount to be paid to the Sellers and the Beneficial Owners under this Agreement, and the additional covenants and promises set forth in this Agreement, each Seller and each Beneficial Owner, on behalf of itself, himself or herself and its assigns, heirs, beneficiaries, representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Purchased Assets, each Company and their respective pre-Closing officers, directors, managers, partners, shareholders, representatives, employees, principals, agents, partners, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, in each case as of or prior to the date hereof and in each of their capacity as such, (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, past or present, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Companies (including its respective present and former subsidiaries, parent entities or any predecessors-in-interest) (collectively, for the purposes of this Section 9.16, “Causes of Action”) and, for the avoidance of doubt, Causes of Action shall not be considered Assumed Liabilities; provided, that this release shall not affect or impair any of the rights, claims, actions or other proceedings of the Releasing Parties or any obligations of the Released Parties to the Releasing Parties arising (and the following shall not be included in Causes of Action) (i) under this Agreement or any Ancillary Agreement, (ii) under Contracts, arrangements, promises or other obligations to remain in place or be entered into at or following the Closing, (iii) as a result solely and exclusively of an action or event occurring after the Closing, (iv) under any indemnification obligations of the Companies pursuant to the organizational documents of the Companies, (v) under any coverage under any applicable insurance policy of the Companies covering the directors, officers and/or managers of the Companies for the period prior to the Closing or (vi) from any rights of such Releasing Party to unpaid compensation, employee benefits or expense reimbursements; provided, further, that this release shall not affect or impair any of the rights, claims, actions or other proceedings of representatives and agents of any Seller or any Beneficial Owner or any obligations of such to the Releasing Parties (and such shall not be included in Causes of Action) except to the extent such representative or agent is able to bring such claims, actions or other proceedings on behalf of any Seller or any Beneficial Owner. Notwithstanding anything in this Section 9.16 to the contrary, representatives and agents of any Seller or any Beneficial Owner shall only be considered Releasing Parties in relation to any Causes of Action such representatives or agents may be able to make on behalf of any Seller or any Beneficial Owner.

(b) The Releasing Parties hereby represent to the Released Parties that the Releasing Parties: (i) have not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intend to release all Causes of Action against the Released Parties including unknown and contingent Causes of Action (other than those specifically reserved above in Section 9.16(a)) and (iii) have consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.

(c) Each Releasing Party acknowledges that such Releasing Party has been advised to consult with legal counsel and is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his/her/its favor at the time of executing the release, which, if known by him/her/it, must have materially affected his/her/its settlement with the releasee. Each Releasing Party being aware of said principle agrees to expressly waive any rights such Releasing Party may have thereunder, as well as under any other Law or common law principles of similar effect.

(d) Each of the Releasing Parties hereby acknowledges that he, she or it has been informed that University Pharmacy, its Affiliates and/or its successors may from time to time enter into agreements for additional types of financing, including recapitalizations, mergers and initial public offerings of equity interests of University Pharmacy, its Affiliates and/or its successors, and also may pursue acquisitions or enter into agreements for the sale of University Pharmacy, its Affiliates and/or its successors or all or a portion of University Pharmacy’s, its Affiliates’ and/or its successor’s assets, which may result in or reflect an increase in equity value or enterprise value of University Pharmacy, its Affiliates and/or its successors, and that any and all claims based on such increases in equity value or enterprise value (other than those specifically reserved above in Section 9.16(a)) are encompassed within the scope of the release described in this Section 9.16.

(e) The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly: (i) asserting any Causes of Action, or commencing, instituting or causing to be commenced, or continuing with any claim, action or proceeding for a Cause of Action, and this Agreement may be raised by any Released Party, any Buyer and/or University Pharmacy (after the Closing) as an estoppel to any such claims, actions or proceedings and (ii) making any claim or commencing any action or proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which any claim, action or proceeding would arise against any Released Party for contribution or indemnity or other relief from, over and against any Released Party or which otherwise results in a Released Party suffering or incurring any Losses, whether under common law, equity, statute, Contract or otherwise, with respect to a Cause of Action. Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the Releasing Parties shall indemnify and hold harmless each Released Party, each Buyer and/or University Pharmacy (after the Closing) from and against all Causes of Action whether or not involving third party claims, actions or proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of each Releasing Party or any of its Affiliates of any claim, action or proceeding or other matter which is, or is purported to be, a Cause of Action. It is the intention of each Seller, each Beneficial Owner and the other Releasing Parties that the release described in this Section 9.16 be effective as a bar to each Cause of Action hereinabove specified. In furtherance of this intention, Sellers, Beneficial Owners and the other Releasing Parties hereby expressly waive any and all rights and benefits conferred upon it by the provisions of applicable Law with respect to any Cause of Action and expressly consents that the release described in this Section 9.16 shall be given full force and effect according to each and all of its express terms and provisions.

9.17 Attorneys’ Fees . If any action, suit or proceeding is commenced to construe this Agreement or enforce the rights and duties set forth herein (for the avoidance of doubt, any suit or other legal proceeding seeking declaratory relief shall be deemed to be brought for the enforcement of this Agreement), then the party prevailing in such action, suit or proceeding shall be entitled to recover its reasonable and documented out-of-pocket costs and fees incurred in connection with that action, suit or proceeding (including attorneys’ fees and expenses) whether incurred before litigation, during litigation, in an appeal or in connection with enforcing any judgment entered therein.

9.18 Legal Representation . In any proceeding by or against any Buyer Indemnified Party (including, for the avoidance of doubt, University Pharmacy after the Closing) wherein any claim under this Agreement is asserted or this Agreement is otherwise sought to be enforced, the Buyers agree in connection with such proceeding (a) that no Buyer Indemnified Party nor counsel therefor will move to seek disqualification of Holland & Knight, (b) to waive any right the Buyer Indemnified Parties may have to assert the attorney-client privilege against Holland & Knight, any Seller, any Beneficial Owner or any of their respective Affiliates with respect to any communication or information contained in Holland & Knight’s possession or files and (c) to consent to the representation of the Sellers, the Beneficial Owners and their respective Affiliates by Holland & Knight, notwithstanding that Holland & Knight has or may have represented the Sellers, the Beneficial Owners or any of their respective Affiliates (including University Pharmacy) as counsel in connection with any matter, including any transaction (including the transactions contemplated hereby), negotiation, investigation, proceeding, claim or action, prior to the Closing. This consent and waiver extends to Holland & Knight representing the Sellers or the Beneficial Owners against any Buyer Indemnified Party in litigation, arbitration or mediation in connection with or arising out of this Agreement or the transactions contemplated hereby. In addition, all communications between the Sellers, the Beneficial Owners or University Pharmacy, on the one hand, and Holland & Knight, on the other hand, related to this Agreement or the transactions contemplated hereby properly subject to the protections of the attorney-client privilege shall belong solely to the Sellers, the Beneficial Owners and/or their respective Affiliates (but not including University Pharmacy) (the “Sellers Pre-Closing Privileged Communications”). Accordingly, no Buyer Indemnified Party shall have access to any such Sellers Pre-Closing Privileged Communications or to the files of Holland & Knight relating to such engagement from and after the Closing, and all books, records and other materials in any medium (including electronic copies) containing or reflecting any of the Sellers Pre-Closing Privileged Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, and if applicable to University Health assigned and transferred to, the Sellers, the Beneficial Owners and/or their respective Affiliates (but not including University Pharmacy) effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement. From and after the Closing, the Buyer Indemnified Parties shall maintain the confidentiality of all such material and information. From and after the Closing, none of the Buyer Indemnified Parties shall knowingly access or in any way, directly or indirectly, knowingly use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to Sellers’ Representative prior to the Closing, they will be held for the benefit of the Sellers and the Beneficial Owners. Without limiting the generality of the foregoing, from and after the Closing, (a) the Sellers, the Beneficial Owners and their respective Affiliates (but not including University Pharmacy) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Sellers Pre-Closing Privileged Communications, (b) to the extent that files of Holland & Knight in respect of such engagement and with respect to the Sellers Pre-Closing Privileged Communications constitute property of the client, only the Sellers, the Beneficial Owners and their respective Affiliates (but not including University Pharmacy) shall hold such property rights and (c) Holland & Knight shall not have any duty whatsoever to reveal or disclose any such attorney-client communications, files or the Sellers Pre-Closing Privileged Communications to any Buyer Indemnified Party by reason of any attorney-client relationship between Holland & Knight and University Pharmacy or otherwise. As to the Sellers Pre-Closing Privileged Communications, the Buyer Indemnified Parties and their respective Affiliates (including, after the Closing, University Pharmacy) agree that they shall not knowingly use or rely on any of the Sellers Pre-Closing Privileged Communications in any action or claim against or involving any Seller, any Beneficial Owner or any of their respective Affiliates or representatives after the Closing, except to the extent produced to the Buyer Indemnified Parties in connection with such action or claim. Each Buyer further agrees that, on its own behalf and on behalf of its Subsidiaries (including, after the Closing, University Pharmacy), Holland & Knight’s retention by University Pharmacy shall be deemed completed and terminated without any further action by any Person effective as of the Closing. Each Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 9.18, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 9.18 is for the benefit of the Sellers, the Beneficial Owners and Holland & Knight, and Holland & Knight is an intended third party beneficiary of this Section 9.18. This Section 9.18 shall be irrevocable, and no term of this Section 9.18 may be amended, waived or modified, without the prior written consent of Sellers’ Representative and Holland & Knight. The covenants and obligations set forth in this Section 9.18 shall survive for ten (10) years following the Closing Date.

9.19 Buyers’ Due Diligence Investigation.

(a) Each Buyer acknowledges and agrees that none of the Sellers, the Beneficial Owners, the Companies, each of their respective Affiliates nor their respective representatives has made any representations or warranties regarding the Sellers, the Beneficial Owners, the Companies, the Companies’ business operations, the Purchased Assets, the Assumed Liabilities, the operations of the Companies’ businesses, the Pharmacy Securities or otherwise in connection with the transactions contemplated by this Agreement, other than the representations and warranties set forth in Section 3 and Section 4. Without limiting the generality of the foregoing, the Buyers acknowledge and agree that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Companies’ businesses, the Purchased Assets, the Assumed Liabilities or the Pharmacy Securities, is or shall be deemed to be a representation or warranty by the Sellers, the Beneficial Owners or the Companies under this Agreement, or otherwise, and that the Buyers have not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated by this Agreement. Each Buyer further acknowledges and agrees that materials it and its Representatives have received from the Sellers, the Beneficial Owners, the Companies and their respective Representatives include projections, forecasts and predictions relating to the Companies’ businesses; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that each Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that the Buyers shall not have any claims against the Sellers, the Beneficial Owners, the Companies, their respective Affiliates or their respective representatives with respect thereto; and that the Buyers have not relied thereon. The Buyers acknowledge that, except for the representations and warranties set forth in Section 3 and Section 4, no Person has been authorized by the Sellers, the Beneficial Owners or the Companies to make any representation or warranty regarding the Sellers, the Beneficial Owners, the Companies, the Companies’ businesses, the Purchased Assets, the Assumed Liabilities, the operations of the Companies, the Pharmacy Securities or the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon as having been authorized by the Sellers, the Beneficial Owners or the Companies.

(b) Each Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, on the representations and warranties set forth in Section 3 and Section 4, and on the other covenants, agreements, terms, and conditions of this Agreement (and all other documents ancillary to this Agreement), has formed an independent judgment concerning the Companies, the Companies’ businesses, the Purchased Assets, the Assumed Liabilities and the Pharmacy Securities, and (ii) has conducted such investigations of the Companies, the Companies’ businesses, the Purchased Assets, the Assumed Liabilities and the Pharmacy Securities as such Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, the representations and warranties set forth in Section 3 and Section 4, and the other covenants, agreements, terms, and conditions of this Agreement (and any other documents ancillary to this Agreement).

* * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

University Pharmacy, Inc.

By:
Name:
Title:

SELLERS:

[●]

By:
Name:
Title:

BENEFICIAL OWNERS:

SOLELY WITH RESPECT TO SECTION 6.4, MICHAEL QUEVEDO:

[Signature Page to Purchase Agreement]

BUYERS:

Cano Health, LLC

By:
Name:
Title:

Cano Pharmacy, LLC

By:
Name:
Title:

Cano Health, Inc.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

Exhibit A

Form of Lock-Up Agreement

(See attached.)

Exhibit B

Employment Agreements

(See attached.)

Exhibit C

[Reserved]

Exhibit D

Bill of Sale

(See attached.)

Exhibit E

TSA

(See attached.)

Appendix I

Allocation Schedule

Equity Consideration Asset Sellers:

•	UHC Holdings, Inc. (on behalf of the UHC Equity Consideration Asset Sellers) : 70% of the Equity Consideration Shares

•	Century Health Care, Inc. : 30% of the Equity Consideration Shares

Closing Cash Purchase Price Sellers:

Seller	% of Closing Cash Purchase Price
Doctors Group Management, Inc.	69%
University Health Care, Inc.	1%
Century Physicians Group, LLC	1%
University Health Care MSO, Inc.	28%
University Health Care Pharmacy, Inc	1%